Exhibit 99.1

Starbev Holdings S.à r.l.

Consolidated Financial Statements

for the year ended
31 December 2011

20, Avenue Monterey
L-2163 Luxembourg
R.C.S. Luxembourg B 149 453
Share capital: EUR 1,000,000

Independent Auditors’ Report

The Board of Directors and Shareholders
Starbev Holdings S.à r.l.

We have audited the accompanying consolidated statement of financial position of Starbev Holdings S.à r.l. (“the Company”) as of December 31, 2011, and the related consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management and the Board of Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

IAS 1 requires that financial statements be presented with comparative financial information. These consolidated financial statements have been prepared solely for the purpose of meeting the requirements of Rule 3-05 of Regulation S-X. Accordingly no comparative financial information is presented.

In our opinion, except for the omission of comparative financial information as discussed in the preceding paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2011, and the consolidated results of its operations and its cash flow for the year then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Ernst & Young Audit, s.r.o.
Prague, Czech Republic
June 14, 2012

Consolidated income statement
For the year ended 31 December 2011

		2011
	Notes	Eur '000
Sale of goods		710,264
Revenues from royalties		4,193
Revenue		714,457
Cost of sales	6	(301,030)
Gross profit		413,427
Other operating income	8.1	4,487
Selling and distribution costs	7	(235,286)
Administrative expenses		(54,284)
Other operating expenses	8.1	(454)
Operating profit before non recurring items		127,890

Non recurring items	8.2	(6,407)
Operating profit		121,483
Finance costs	8.3	(174,358)
Finance income	8.3	6,092
Loss before tax		(46,783)
Income tax expense	9	(11,441)
Loss for the period		(58,224)

Attributable to:
Equity holders of the parent		(59,766)
Non-controlling interests		1,542
		(58,224)

Consolidated statement of comprehensive income
For the year ended 31 December 2011

2011
Eur '000

Loss for the period	(58,224)

Other comprehensive expense
Exchange differences on translation of foreign operations	(4,122)
Net movement on cash flow hedges	(150)
Net loss on available-for-sale financial assets	(11)
Other comprehensive expense for the period	(4,283)

Total comprehensive expense for the period	(62,507)

Attributable to:
Equity holders of the parent	(64,042)
Non-controlling interests	1,535
(62,507)

Consolidated statement of financial position
As at 31 December 2011

		2011
	Notes	Eur '000
Assets
Non-current assets
Property, plant and equipment	10	436,808
Intangible assets - Goodwill	11	542,030
Intangible assets - Others	11	464,803
Other non-current financial assets	12	5,439
Trade and other receivables (non-current)	15	10,287
Deferred tax asset	9	3,479
		1,462,846
Current assets
Inventories	14	31,924
Trade and other receivables	15	104,098
Income tax receivables		3,636
Other current financial assets	12	1,251
Cash and short-term deposits	16	64,407
		205,316

Total assets		1,668,162

Equity and liabilities
Equity
Issued capital	17	1,000
Other capital reserves	17	11,808
Accumulated losses		(167,283)
Other reserves	17	(16,230)
Equity attributable to equity holders of the parent		(170,705)
Non-controlling interests	5	13,716
Total equity		(156,989)

Non-current liabilities
Interest-bearing loans and borrowings	12	1,307,369
Interest payable	21	165,436
Provisions	18	3,472
Employee benefit liability	19	2,160
Trade and other payables	20	9,491
Deferred tax liability	9	78,590
		1,566,518
Current liabilities
Trade and other payables	20	185,582
Interest-bearing loans and borrowings	12	60,719
Other current financial liabilities	12	4,778
Interest payable		138
Income tax payable		4,541
Provisions	18	2,875
		258,633

Total liabilities		1,825,151

Total equity and liabilities		1,668,162

Manuel Mouget
Director

Consolidated statement of changes in equity
For the year ended 31 December 2011
	Attributable to the equity holders of the parent
	Issued capital	Other capital reserves	Accumulated losses	Cash flow hedge reserve	Available-for-sale reserve	Foreign currency translation reserve	Total	Non-controlling interest	Total equity

As at 1 January 2011	1,000	11,808	(109,275)	—	(298)	(11,656)	(108,421)	21,120	(87,301)
Loss for the period	—	—	(59,766)	—	—	—	(59,766)	1,542	(58,224)
Other comprehensive expense	—	—	—	(150)	(11)	(4,115)	(4,276)	(7)	(4,283)
Total comprehensive expense	—	—	(59,766)	(150)	(11)	(4,115)	(64,042)	1,535	(62,507)
Other movements	—	—	235	—	—	—	235	—	235
Acquisition of non-controlling interests	—	—	1,523	—	—	—	1,523	(8,939)	(7,416)
At 31 December 2011	1,000	11,808	(167,283)	(150)	(309)	(15,771)	(170,705)	13,716	(156,989)

Consolidated statement of cash flows
For the year ended 31 December 2011

		2011
	Notes	Eur '000
Operating activities
Loss before tax		(46,783)
Non-cash adjustment to reconcile profit before tax to net cash flows:
Depreciation and impairment of property, plant and equipment	10	95,989
Amortization and impairment of intangible assets	11	15,020
(Reversal of) impairment losses non cur & cur assets		113
Loss/(gain) on disposal of property, plant and equipment, intangible and other long -term assets	8.1	(1,581)
Finance (income)/costs	8.3	168,266
Movements in provisions, pensions and government grants		(742)
Working capital adjustments:
Decrease/(increase) in trade and other receivables		(7,196)
Decrease/(increase) in inventories		238
Increase/(decrease) in trade and other payables		6,416
		229,740
Interest received		3,441
Interest paid		(39,589)
Income tax paid/received		(11,076)
Net cash flows from operating activities		182,516

Investing activities
Proceeds from sale of property, plant and equipment, intangible and other long -term assets		5,078
Purchase of property, plant and equipment, intangible and other long -term assets	10; 11	(86,268)
Repayments of loans granted		52
Acquisition of subsidiaries, net of cash acquired	5; 12.3	(340,550)
Net cash flows used in investing activities		(421,688)

Financing activities
Cash effect of other movements in equity		275
Acquisition of non-controlling interest	5	(7,416)
Payment of finance lease liabilities		(308)
Proceeds from borrowings	12.3	340,550
Repayment of borrowings		(186,320)
Cash financing cost other than interest		(11,592)
Dividends paid to non-controlling interests		(4)
Net cash flows from/(used in) financing activities		135,185

Net decrease in cash and cash equivalents		(103,987)
Net foreign exchange difference		(1,578)
Cash and cash equivalents at 1 January		149,766
Cash and cash equivalents at 31 December	16	44,201

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

1.	Corporate information

Starbev Holdings S.à r.l. (the ‘Company’ or ‘StarBev’) is a private limited liability company ("société à responsabilité limitée") incorporated under the laws of Luxembourg on commercial companies on 5th November 2009. The registered office is located at 20, avenue Monterey, L-2163 Luxembourg.
The StarBev Group was established by acquisition of Anheuser-Busch InBev’s Central and Eastern European operations on 2nd December 2009.
StarBev brews and distributes beer under its own brands and brands under licence from Anheuser-Busch InBev. StarBev is a leading brewer in Central and Eastern Europe.
The consolidated financial statements of the Company for the year ended 31 December 2011, comprise the Company and its subsidiaries (together referred to as the “StarBev Group” or “Group” and individually as “Group entities”) as detailed in the table below:

	Country of	Ownership
Legal Entity Name	Incorporation	Company	2011 (%)
Starbev Holdings S.à r.l.	Luxembourg	Starbev L.P.	100.00%
Starbev Investments S.à r.l.	Luxembourg	Starbev Holdings S.à r.l.	100.00%
Starbev Participation S.à r.l.	Luxembourg	Starbev Investments S.à r.l.	100.00%
Starbev International S.à r.l.	Luxembourg	Starbev Participation S.à r.l.	100.00%
Starbev S.à r.l.	Luxembourg	Starbev International S.à r.l.	100.00%
Starbev Netherlands BV	Netherlands	Starbev S.à r.l.	100.00%
Starbev Management Services S.r.o.	Czech Republic	Starbev Netherlands BV	99.99%
		Starbev S.à r.l.	0.01%
Bergenbier SA	Romania	Starbev Netherlands BV	99.74%
		Other shareholders	0.26%
Kamenitza AD	Bulgaria	Starbev Netherlands BV	93.76%
		Other shareholders	6.24%
Black Sea Montenegro d.o.o.	Montenegro	Starbev Netherlands BV	100.00%
Trebjesa AD	Montenegro	Black Sea Montenegro d.o.o.	74.66%
	Montenegro	Other shareholders	25.34%
Apatinska pivara Apatin d.o.o.	Serbia	Starbev Netherland B.V.	100.00%
Cervesia Zagreb d.o.o.	Croatia	Starbev Netherlands BV	100.00%
Zagrebaèka pivovara d.o.o.	Croatia	Cervesia Zagreb d.o.o.	100.00%
		Other shareholders
		Zagrebaèka pivovara d.o.o.-own shares
Zagrebaèka pivovara distribucija d.o.o.	Croatia	Zagrebaèka pivovara d.o.o.	100.00%
TIA PARTNER d.o.o.	Croatia	Zagrebaèka pivovara distribucija d.o.o.	100.00%
Starbev d.o.o. Banja Luka	Croatia	Zagrebaèka pivovara d.o.o.	100.00%
Borsodi Sörgyár Kft	Hungary	Starbev Netherlands BV	100.00%
Borsodi Sör Kereskedelmi Kft	Hungary	Borsodi Sörgyár Kft
Pivovary Staropramen a.s.	Czech Republic	Starbev Netherlands BV	99.99%
		Stabev S.à r.l.	0.01%
		Starbev Management Services s.r.o.	0.00%
Staropramen-Slovakia s.r.o.	Slovakia	Pivovary Staropramen a.s.	100.00%
Starbev s.r.o.	Czech Republic	Pivovary Staropramen a.s.	100.00%
Starbev s.r.o.	Slovakia	Pivovary Staropramen a.s.	100.00%

The financial year of the Company starts on the 1st of January and ends on the 31st of December of each year.
Starbev Holdings S.à r.l. is the ultimate holding company of the Group. It is owned by Starbev LP.
The consolidated financial statements of the Group for the year ended 31 December 2011 were authorised for issue in accordance with a resolution of the directors on 14 June, 2012.

2.1	Basis of preparation

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by IASB.

Depending on the applicable IFRS requirements, the consolidated financial statements have been prepared on the historical cost basis, net realizable value, fair value or recoverable amount.

The financial statements of the Group are prepared on a going concern basis as there are no material uncertainties related to events or conditions that may cast significant doubt about the ability of the Group to continue as a going concern.
For the year ended 31 December 2011 the group reported net loss of 58,224 KEUR and operating profit of 121,483 KEUR. While the Group is in an operating profit position, the overall position is of a loss, due to the high finance costs incurred 168,266 KEUR. The finance costs are related mainly to the financing requirements for the acquisition of the subsidiaries in 2009 (please refer to note 8.3 for more details), and the management believes that the operating businesses will generate sufficient profit in order to cover the interest expenses and sufficient cash in order to repay the principal as it falls due.
Overall cash generation of operating subsidiaries was very strong during the period under review allowing the repayments of 78,257 KEUR on top of the regularly principal and interests under the Syndicated bank loan (SFA). As a result of significantly higher cash generation, the Board of Director Decision was to settle the deferred payment due for the acquisition of subsidiaries with the previous shareholder and enter into a new long-term loan of 340,000 KEUR, out of which 75,000 KEUR was repaid during 2011. Moreover, during 2010 and 2011, the Group was not in breach of the loan covenants under the SFA, and due to the positive level of the indicators in 2010, the interest level for certain facilities has decreased in 2011.
As of 31 December 2011 the Group's current liabilities exceed current assets by KEUR 53,317, mainly explained by the decrease in cash following the significant payments made in the last days of December 2011 for SFA loan, including KEUR 48,905 voluntary prepayments.
With regards to the working capital, the business generally operates with negative working capital due to creditor days being longer than debtor days. The negative balance as of 31 December 2011 amounting to KEUR 49,560 is a normal level given the seasonality of the business (65 -70% of revenues being generated over the warmer spring and summer months). Also that capex projects typically are incurred towards the end of the year when trading is slower.
Financial position of the Group remains very strong with strong upstream cash flow coming from its subsidiaries. The management of the Group has prepared a detailed long term business plan, indicating that the business will continue generating operating profits and positive cash flows to enable the Group to continue its operations and settle its obligations in the ordinary course of business.
The consolidated financial statements are presented in euros and all values are rounded to the nearest thousand (Eur '000) except where otherwise indicated.

2.2 Basis of consolidation

The consolidated financial statements comprise the financial statements of the Group and its subsidiaries as at 31 December 2011.
Subsidiaries are those companies in which StarBev, directly or indirectly, has an interest of more than half of the voting rights or, otherwise, has control, directly or indirectly, over the operations so as to obtain benefits from the companies' activities. In assessing control, potential voting rights that presently are exercisable are taken into account.
Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Group obtains control, and continue to be consolidated until the date that such control ceases.
The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All intra-group balances, income and expenses, unrealised gains and losses and dividends resulting from intra-group transactions are eliminated in full.
Changes in the parent's ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions. The carrying amounts of controlling and non-controlling interests are adjusted to reflect the changes of their interests in the subsidiary. Any differences between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received are recognized directly in equity and attributed to the parent company. Consequently no additional goodwill is calculated when StarBev acquires non- controlling interests.
Losses are attributed to the non-controlling interest even if that results in a deficit balance.

2.3	Summary of significant accounting policies

a)	Business combinations and goodwill

The Group applies revised IFRS 3 to account for business combinations, using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. Acquisition-related costs are recognized as expenses in the periods in which the costs are incurred.
In accordance with IFRS 3, the identifiable assets acquired and the liabilities assumed are measured at their

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

acquisition-date fair values and for each business combination, any non-controlling interest in the subsidiary are measured either at fair value or at the non-controlling interest's proportionate share of the subsidiary's identifiable net assets.
If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, provisional amounts are reported for the items for which the accounting is incomplete.
The measurement period, during which the provisional amounts recognized at the acquisition are adjusted shall not exceed one year from the acquisition date. IFRS 3 indicates that the adjustments within the measurement period should be recognized as if the accounting for the business combination had been completed at the acquisition date. Consequently the comparatives information for period/periods presented in financial statements is revised. As accounting treatment, an increase (decrease) in the provisional amount recognized for an identifiable asset (liability) is presented by means of a decrease (increase) in goodwill.
After the measurement period ends, the accounting for a business combination is revised only to correct an error in accordance with IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors.
Any contingent consideration to be transferred by the acquirer is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration which is deemed to be an asset or liability are recognised in accordance with IAS 39 either in profit or loss or as change to other comprehensive income. If the contingent consideration is classified as equity, it is not re-measured until it is finally settled within equity.
Goodwill
Goodwill acquired in a business combination represents a payment made by the acquirer in anticipation of future economic benefits from assets that cannot be individually identified and separately recognized.
Goodwill is initially measured at cost being the excess of the aggregate of the consideration transferred and the amounts recognised for non-controlling interest over the aggregate of fair values of net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognised in profit or loss.
After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is tested for impairment at 31 December each year and earlier if indications of impairment exist. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group's cash generating units that are expected to benefit from the combination.
Where goodwill forms part of a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation.

b)	Foreign currencies

The Group's consolidated financial statements are presented in euros, which is also the parent company's functional currency. Each entity in the Group uses the local currency as its functional currency and items included in the financial statements of each entity are measured using that functional currency.

i) Foreign currency transactions and balances
Foreign currency transactions are accounted for at exchange rates prevailing at the date of the transactions.
Monetary assets and liabilities denominated in foreign currencies are translated at the statement of financial position date exchange rate. Gains and losses resulting from the settlement of foreign currency transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement.
Non-monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rate prevailing at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated at foreign exchange rates ruling at the dates the fair value was determined.
ii) Translation to the presentation currency
The financial statements of the companies reporting in a currency other than euros are translated upon consolidation in euros using the following procedures:

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

➢	Assets and liabilities, both monetary and non-monetary, of the foreign entity are translated at the closing rate.
Goodwill and fair value adjustments to assets and liabilities that arise on the acquisition of a foreign entity are treated as part of the assets and liabilities of the acquired entity and translated at the closing rate.

➢
Income and expense items of the foreign entity are translated at exchange rates applicable at the dates of the transaction. For practical reasons, a monthly average exchange rate is used for translation.

➢	Equity items are translated at historical exchange rates.

➢
Exchange differences arising on translation are recognised in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognised in the income statement.

c)	Related parties

Parties are considered related when one party, either through ownership, contractual rights, family relationship or otherwise, has the ability to directly or indirectly control or significantly influence the other party.
Related parties also include individuals that are principal owners, management and members of the Board of Directors and members of their families, or any company that is under their control or, in some cases, their significant influence.
The transactions with related parties consist mainly of borrowing contracts and management fees.

d)	Revenue recognition

The IASB Framework defines income as “increases of economic benefits during the accounting period in the form of inflows or enhancement of assets or decreases of liabilities that result in increases in equity, other than those relating to contributions from equity participants”.
Income is recognized when it is probable that the economic benefits associated with the transaction will flow to the company and that income can be measured reliably, regardless of when the payment is made.
The Group assesses its revenue arrangements against specific criteria to determine if it is acting as principal or agent. The Group has concluded that it is acting as a principal in all of its revenue arrangements. The specific recognition criteria described below must also be met before revenue is recognised.

Goods sold
Revenue from the sale of goods is recognized when all the following conditions have been satisfied:

➢	The entity has transferred to the buyer the significant risks and rewards of ownership of the goods;

➢	The entity doesn't retain either continuing managerial involvement to the degree usually associated with ownership or effective control over goods sold;

➢	The amount of revenue can be measured reliably;

➢	It is probable that the economic benefits associated with the transactions will flow to the entity;

➢	The cost incurred or to be incurred in respect of the sale can be measured reliably.

Revenue from the sale of goods is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts, volume rebates and discounts for cash payments.

Rental and royalty income
Rental income is recognized under other operating income on a straight-line basis over the term of the lease.
Royalties arising from the use by others of the company's resources are recognized in revenue on an accrual basis in accordance with the substance of the relevant agreement.

Finance income
Finance income comprises interest received or receivable on funds invested and other loans and realised and unrealised foreign exchange gains. Interest income is recognized as it accrues (taking into account the effective yield on the asset) unless collectability is in doubt.

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

For all financial instruments measured at amortised cost and interest bearing financial assets classified as available-for-sale, interest income or expense is recorded using the effective interest rate (EIR), which is the rate that exactly discounts the estimated future cash payments or receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or liability.

Dividends
Revenue is recognised when the Group's right to receive the payment is established.

Deferred revenue
The amounts received upfront under multi-year contracts and related to subsequent periods are recognised as a liability at the end of the reporting period according to the revenue recognition principle.

e)	Finance costs

Finance costs comprise interest payable on borrowings, calculated using the effective interest rate method, realised and unrealised foreign exchange losses, results on interest rate hedging instruments, losses on hedging instruments that are not part of a hedge accounting relationship, losses on financial assets classified as trading, impairment losses on available-for-sale financial assets.

f)	Government grants

Government grants are recognized when there is reasonable assurance that:

➢	The company will comply with the conditions attached to the grants; and

➢	The grants will be received.

They are recognized as income on a systematic basis over the period necessary to match them with the related costs that they are intended to compensate.

g)	Non recurring items

Non recurring items include significant income or expenses which do not occur regularly as part of the normal activities of the company, such as the costs of extensive structuring of processes and fundamental structural adjustments, impairments, gains or losses on disposal of investments.
They are presented separately on the face of the consolidated income statement in order to enable the user to obtain a better understanding of the financial information.
For purposes of cash flow, an analysis is performed between normal recurring activity and non recurring activity. The non recurring activity is mainly related to acquisition of subsidiaries & non controlling interest and related financing. Refer to Note 22 for more details.

h)	Taxes

Income tax
Income tax on the profit for the year comprises current and deferred tax. Income tax is recognised in the income statement, except in cases when it relates to items recognised directly in other comprehensive income when it is recognised in other comprehensive income.
Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities, using tax rates enacted, or substantively enacted, at the statement of financial position date in the countries where the Group operates and generates taxable income, and taking into account any tax adjustment in respect of previous years.
Deferred tax is provided using the statement of financial position liability method on temporary differences

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.
Under this method a provision for deferred taxes is also made for differences between the fair values of assets and liabilities acquired in a business combination and their tax base.
IAS 12 prescribes that no deferred taxes are recognized:

➢	On initial recognition of goodwill;

➢
At the initial recognition of assets or liabilities in a transaction that is not a business combination and at the time of the transaction affects neither the accounting profit nor taxable profit or loss;

➢	On differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future.

Deferred tax assets and liabilities are measured at the amounts expected to be paid to, or recovered from the taxation authorities using the tax rates that have been enacted or substantially enacted by the statement of financial position date. When the company benefits from reduced tax rates (e.g. tax holidays), the effect of such reductions in the determination of the tax rates to be used are incorporated
Deferred tax assets and liabilities are not discounted.
Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.
Deferred tax assets are recognized for future deductible amounts in respect of the carry forward of unused tax losses and unused tax credits to the extent that it is probable that future taxable profit will be available against which the deductible amounts, unused tax losses and unused tax credits can be utilized.
The carrying amount of a deferred tax asset is reviewed at the end of each reporting period. The carrying amount of a deferred tax asset is reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or the entire deferred tax asset to be utilised. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.
Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in other comprehensive income or directly in equity.
Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, would be recognised subsequently if new information about facts and circumstances changed. The adjustment would either be treated as a reduction to goodwill (as long as it does not exceed goodwill) if it was incurred during the measurement period or in profit or loss.

Sales tax
Revenues, expenses and assets are recognised net of the amount of sales tax except:

➢
Where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable

➢	Receivables and payables that are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

i)	Non-current assets held for sale and discontinued operations

StarBev classifies a non-current asset (or disposal group) as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use and if the conditions of IFRS 5 are met. For this to be the case the asset (or disposal group) must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets (or disposal groups) and its sale must be highly probable.
The sale is considered highly probable, if:

➢	The appropriate level of management is committed to a plan to sell the asset (or disposal group);

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

➢	An active program to locate a buyer and complete the plan has been initiated;

➢	It is being actively marketed for sale at a price that is reasonable in relation to its current value;

➢	The sale is expected to qualify for recognition as a completed sale within one year from the date of classification;

➢	It is unlikely that significant change to the plan will be made or that the plan will be withdrawn.

Non-current assets and disposal groups presented as held for sale are measured at the lower of carrying amount and fair value less costs to sell. Impairment losses on initial classification as held for sale are included in profit or loss. Property, plant and equipment and intangible assets once presented as held for sale are not depreciated or amortised.
In the consolidated income statement, the income and expenses from discontinued operations are reported separate from income and expenses from continuing activities, down to the level of profit after taxes, even when the Group retains a non-controlling interest in the subsidiary after the sale. The resulting profit or loss (after taxes) is reported separately in the consolidated income statement.

j)	Derivative financial instruments and hedge accounting

The Group uses derivative financial instruments such as forward currency contracts, interest rate swaps and cap contracts and forward commodity contracts to mitigate its foreign currency risks, interest rate risks and commodity price risks, respectively. StarBev 's financial risk management policy prohibits the use of derivative financial instruments for trading purposes and the company does therefore not hold or issue any such instruments for such purposes.
Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Any gains or losses arising from changes in fair value on derivatives are taken directly to the income statement in finance income or costs, except for the effective portion of cash flow hedges, which is recognised in other comprehensive income in the cash flow hedge reserve.
Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.
Hedge accounting is applied to all hedges that qualify for hedge accounting when the required hedge documentation is in place and when the hedge relation is determined to be effective.
At the inception of a hedge relationship, the Group formally designates and documents the hedge relationship to which the Group wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the effectiveness of changes in the hedging instrument's fair value in offsetting the exposure to changes in the hedged item's fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in fair value or cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.
For the purpose of hedge accounting, hedges are classified as:

➢	Fair value hedges when hedging the exposure to changes in the fair value of a recognised asset or liability or an unrecognised firm commitment (except for foreign currency risk)

➢
Cash flow hedges when hedging exposure to variability in cash flows that is either attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction or the foreign currency risk in an unrecognised firm commitment

➢	Hedges of a net investment in a foreign operation.

During 2011 the Group entered into several interest rate caps and forward commodity contracts to hedge its floating interest rate risk and commodity price risks for which cash flow hedge accounting was applied. Several forward currency agreements were also entered into, but these were not designated as hedging instruments. Refer to Note 12.4 for more details.
The gain or loss relating to foreign currency contracts is recognised in finance costs and the ineffective portion relating to commodity contracts is recognised in other operating income.
Amounts recognised as other comprehensive income are transferred to the income statement when the hedged transaction affects profit or loss, such as when the hedged financial income or financial expense is recognised or when a forecast sale occurs. When the hedged item is the cost of a non-financial asset or non-financial liability, the amounts recognised as other comprehensive income are transferred to the initial carrying

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

amount of the non-financial asset or liability.
If the forecast transaction or firm commitment is no longer expected to occur, the cumulative gain or loss previously recognised in equity is transferred to the income statement. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, any cumulative gain or loss previously recognised in other comprehensive income remains in other comprehensive income until the forecast transaction or firm commitment affects profit or loss.

Current versus non-current classification

Derivative instruments that are not designated as effective hedging instruments are classified as current or non-current or separated into a current and non-current portion based on an assessment of the facts and circumstances (i.e., the underlying contracted cash flows):
When the Group will hold a derivative as an economic hedge (and does not apply hedge accounting) for a period beyond 12 months after the reporting date, the derivative is classified as non-current (or separated into current and non-current portions) consistent with the classification of the underlying item.
Derivative instruments that are designated as, and are effective hedging instruments, are classified consistently with the classification of the underlying hedged item. The derivative instrument is separated into a current portion and a non-current portion only if a reliable allocation can be made.

k)	Property, plant and equipment

Property, plant and equipment are measured at cost less accumulated depreciation and impairment losses.
Cost
Cost includes the purchase price (including import duties and non-refundable purchase taxes, after deducting trade discounts and rebates), any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended including the costs of dismantling and removing the items and restoring the site on which they were located, if applicable.
The cost of a self-constructed asset is determined using the same principles as for an acquired asset. Any internal profits are eliminated in arriving at such costs.
The cost of assets acquired in a business combination is their fair value as at the date of acquisition.
Subsequent expenditure
Subsequent expenditure on property, plant and equipment is recognized as an asset (capitalized) when that cost is incurred if it is probable that future economic benefits associated with the item will flow to the entity and the cost of the item to the entity can be measured reliably.
Depreciation
Property, plant & equipment are depreciated on a straight line basis over their estimated useful life.
StarBev estimates the useful lives of different types of property, plant and equipment as follows:

Buildings	20 - 40 years
Production plant and equipment:
Production equipment	15 years
Storage and packaging equipment	7 years
Tanks	7 years
Handling and other equipment	5 years
Returnable packaging:
Kegs	10 years
Crates	3 or 10 years
Bottles	3 or 5 years
Point of sale furniture and equipment	5 years
Vehicles	5 years
Information processing equipment	3 or 5 years

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

Land, assets under construction and prepayments are not depreciated.
The useful lives, depreciation method and residual value are reviewed at each year end and any change is accounted prospectively as a change in estimate in accordance with IAS 8 “Accounting policies, changes in accounting estimates as errors”.
Impairment
Each entity assesses at each statement of financial position date whether there is any indication that an asset may be impaired. If any such indication exists, the recoverable amount of the asset is estimated.
The recoverable amount of the asset is the higher of its fair value less cost to sell (i.e. the net proceeds from a sale) and its value in use.
If the recoverable amount of an asset is less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount with a corresponding charge to the income statement.
Derecognition
An item of property, plant and equipment and any significant part initially recognised is derecognised upon disposal or when no future economic benefits are expected from its use or disposal
Gains and losses on disposals
Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognised.

l)	Leases

Finance leases - Group as lessee
Leases for which StarBev assumes substantially all the risks and rewards of ownership are classified as finance leases.
Finance leases are capitalized at the lower of fair value and the estimated present value of the minimum lease payments including the purchase option, if at inception of the lease the option is reasonably certain to be exercised, less accumulated depreciation and impairment losses.
Each lease payment is allocated between the liability and finance charge so as to achieve a constant periodic rate of interest on the finance balance outstanding. The corresponding rental obligations, net of finance charges but including the purchase option are included in other long-term payables. The interest element of the finance charge is charged to the income statement over the lease period.
The asset is depreciated on a straight line basis over its estimated useful life. The maximum useful life to be used is the same as for similar fixed assets owned by StarBev (see above for depreciation rates). If the term of the lease contract is shorter than the economic life, as determined above, and if there is no reasonable certainty that StarBev will obtain ownership at the end of the lease contract, the asset is depreciated on a straight line basis over the duration of the lease contract.

Operating leases- Group as lessee
Leases of assets under which substantially all risks and rewards of ownership are effectively retained by the lessor are classified as operating leases.
Payments made under operating leases are charged to the income statement on a straight line basis over the term of the lease.
When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognized as an expense in the period in which termination takes place.

m)	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the respective assets. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs incurred in connection with the borrowing of funds.

n)	Intangible assets

An intangible asset is an identifiable non monetary asset without physical substance held for use to derive specific benefits. Intangible assets may be obtained by separate acquisition for monetary or other consideration, as part of a business combination, by exchange for other non-monetary assets, by way of government grant or by developing or generating the asset internally.
Cost
Intangible assets acquired separately are measured initially at cost. The cost of an intangible asset comprises its purchase price, including any import duties and non-refundable purchase taxes and any directly attributable costs of bringing the asset to its intended use, any trade discounts and rebates are deducted in arriving at the cost.
The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition.
Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses.
Internally generated intangible assets, excluding capitalised development costs, are not capitalised and expenditure is reflected in the income statement in the year in which the expenditure is incurred.
Subsequent expenditure
Subsequent expenditure on capitalized intangible assets is capitalized only it meets the definition of an intangible asset and the recognition criteria in IAS 38. All other expenditure is expensed as incurred.
Amortization
The useful lives of intangible assets are assessed as either finite or indefinite.
Intangible assets with a finite life are amortized on a straight line basis over their estimated economic useful life, assuming a residual value of zero. If the economic useful life of an intangible asset is determined to be indefinite, the asset is not amortized but is tested for impairment at least annually. Amortization commences when the asset is available for use.
The amortisation period and the amortisation method for an intangible asset with a finite useful life is reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in the income statement in the expense category consistent with the function of the intangible assets. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.
Licenses, brewing, supply rights are amortized over the period for which the rights exist, normally between 3-10 years. For software, the economic useful life is presumed not to exceed 5 years.
The majority of brands are considered to have an indefinite life unless plans exist to discontinue the brand. Discontinuance of a brand can be either through sale or termination of marketing support. For brands with finite life, the range of useful life is between 5-10 years.
Impairment
At each statement of financial position date reporting entities consider whether there is any indication that intangible assets may be impaired. If there are indications of impairment, the recoverable amount of the related intangible asset is determined. When the carrying amount of the intangible asset exceeds its recoverable amount, an impairment loss is recognized in the income statement.
Goodwill and indefinite life intangible assets are tested for impairment annually.

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

Gains and losses on disposals
Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the income statement when the asset is derecognised.
Marketing materials
Marketing materials (which include umbrellas and other POSM materials) are expensed at the moment the Group has the right to access them.

o)	Investments

All investments are accounted for at trade date.
Investments in equity securities

Investments in equity securities (quoted and unquoted) are undertakings in which StarBev does not have significant influence or control. This is generally evidenced by ownership of less than 20% of the voting rights.
Such investments are designated as available-for-sale financial assets which are at initial recognition measured at fair value plus transaction costs unless the fair value cannot be reliably determined in which case they are measured at cost.
Subsequent changes in fair value of available-for-sale financial assets, except those related to impairment losses which are recognized in the income statement, are recognized directly in other comprehensive income.
On disposal of an investment, the cumulative gain or loss previously recognized directly in other comprehensive income is recognized in profit or loss.
Investments in debt securities
Investments in debt securities are classified as trading or as being available-for-sale and are carried at fair value, with any resulting gain or loss respectively recognized in income statement or directly in other comprehensive income.
Fair value of these investments is determined as the quoted bid price at the statement of financial position date. Impairment charges and foreign exchange gains and losses are recognized in the income statement.
Investments in debt securities classified as held to maturity are measured at amortized cost.

The Group assesses, at each reporting date, whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred 'loss event') and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation and when observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

For available-for-sale financial investments, the Group assesses at each reporting date whether there is objective evidence that an investment or a group of investments is impaired.

In the case of equity investments classified as available-for-sale, objective evidence would include a significant or prolonged decline in the fair value of the investment below its cost. 'Significant' is evaluated against the original cost of the investment and 'prolonged' against the period in which the fair value has been below its original cost. When there is evidence of impairment, the cumulative loss - measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that investment previously recognised in the income statement - is removed from other comprehensive income and recognised in the income statement. Impairment losses on equity investments are not reversed through the income statement; increases in their fair value after impairment are recognised directly in

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

other comprehensive income.

In the case of debt instruments classified as available-for-sale, impairment is assessed based on the same criteria as financial assets carried at amortised cost. However, the amount recorded for impairment is the cumulative loss measured as the difference between the amortised cost and the current fair value, less any impairment loss on that investment previously recognised in the income statement.

Future interest income continues to be accrued based on the reduced carrying amount of the asset, using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance income. If, in a subsequent year, the fair value of a debt instrument increases and the increase can be objectively related to an event occurring after the impairment loss was recognised in the income statement, the impairment loss is reversed through the income statement.

p)	Inventories

Inventories are valued at the lower of cost and net realizable value according to IAS 2 - “Inventories”.
Cost is defined as all costs of purchase, cost of conversion and other costs incurred in bringing the inventories to their present location and condition.
Net realizable value is the estimated selling price in the ordinary course of business, less the estimated completion and selling costs.

q)	Trade and other receivables

Trade and other receivables are carried at amortized cost less impairment losses. An estimate is made for doubtful receivables based on a review of all outstanding amounts at the statement of financial position date.
An allowance for impairment of trade and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the company will not be able to collect all amounts due according to the original terms of the receivable. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired.
The amount of the allowance is the difference between the asset's carrying amount and the present value of the estimated future cash flows. An impairment loss is recognized in the income statement, as are subsequent recoveries of previous impairments.

The payments made in advance under multi-year contracts are recognized as prepayments and are spread to income statement over the over the period of the contractual arrangements.

r)	Impairment of non-financial assets

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset's recoverable amount.
An asset's recoverable amount is the higher of an asset's or cash-generating unit's (CGU) fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.
An impairment loss is recognised immediately in profit or loss, unless the asset is carried at revalued amount in accordance with another Standard. Any impairment loss of a revalued asset shall be treated as a revaluation decrease in accordance with that other Standard.
Goodwill
Goodwill is tested for impairment annually (as at 31 December) and when circumstances indicate that the carrying value may be impaired.

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

Impairment is determined for goodwill by assessing the recoverable amount of each cash-generating unit (or group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit is less than their carrying amount an impairment loss is recognised. Impairment losses relating to goodwill cannot be reversed in future periods.
Intangible assets
Intangible assets with indefinite useful lives are tested for impairment annually as at 31 December either individually or at the cash generating unit level, as appropriate and when circumstances indicate that the carrying value may be impaired.

s)	Cash and cash equivalents

Cash comprises cash on hand and demand deposits with an original maturity of three months or less. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.
For the purpose of the consolidated statement cash flows, cash and cash equivalents consist of cash and short-term deposits as defined above, net of outstanding bank overdrafts.

t)	Share capital

Share capital issued by the Parent is recorded at the proceeds received, net of direct issue costs. Ordinary share capital is classified as equity, if the shares are non-redeemable by the shareholder and any dividends are discretionary.
Preference shares are classified as liability or equity components based on assessment of the substance of the contractual arrangements in accordance with IAS 32. The preference shares are classified as equity instruments if the redemption of the shares is solely at the discretion of the issuer and the issuer does not have a present obligation to transfer financial assets to the shareholders.

u)	Preference equity certificates

Preference equity certificates are separated into liability and equity components based on the terms of the contract.
On issuance of the preference equity certificates, the fair value of the liability component is determined using a market rate for an equivalent non-convertible bond. This amount is classified as a financial liability measured at amortized cost (net of transaction costs) until it is extinguished on conversion or redemption.
If applicable, the remainder of the proceeds is allocated to the conversion option that is recognized and included in shareholders' equity. Transaction costs are deducted from equity, net of associated income tax. The carrying amount of the conversion option is not re-measured in subsequent years.
Transaction costs are apportioned between the liability and equity components of the convertible preference shares based on the allocation of proceeds to the liability and equity components when the instruments are initially recognised.

v)	Interest-bearing loans and borrowings

Interest-bearing loans and borrowings are recognized initially at fair value, less attributable transaction costs.
After initial recognition, interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate method. Gains and losses are recognised in the income statement when the liabilities are derecognised as well as through the effective interest rate method (EIR) amortisation process.
Amortised cost is calculated by taking into account any discount or premium on acquisition and fee or costs that are an integral part of the EIR. The EIR amortisation is included in finance cost in the income statement.

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

Regarding loans from shareholders, any difference between fair value at initial recognition (present value using market interest rate) and the nominal amount of the loan is recognised directly in equity.

w)	Derecognition of financial assets and liabilities

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized when:

➢	The rights to receive cash flows from the asset have expired;

➢
The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.
When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the income statement.
Offsetting of financial instruments
Financial assets and financial liabilities are offset and the net amount reported in the consolidated statement of financial position if, and only if, there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

x)	Trade and other payables

Trade and other payables are stated at amortised cost.

y)	Provisions and contingent liabilities

General
Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation
A contingent liability is defined by IAS 37 as:

➢
A possible obligation that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the entity; or

➢
A present obligation that arises from past events but is not recognized because it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation; or the amount of the obligation can't be measured with sufficient reliability.

A contingent liability is not recognized, but is disclosed, unless the probability of an outflow of resources embodying economic benefits is remote.
A contingent asset is a possible asset that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the entity. A contingent asset should be disclosed where an inflow of economic benefits is probable.
Restructuring

Starbev Holdings S.à r.l. – Notes to the Consolidated Financial Statements

A provision for restructuring is recognized when the company has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been announced publicly. The provision includes the benefits commitments in connection with early retirement and redundancy schemes. Costs relating to the ongoing activities of the company are not provided for.
Disputes and litigations

A provision for disputes and litigation is recognized when it is more likely than not that the company will be required to make future payments as a result of past events, such items may include but are not limited to, claims, suits and actions both initiated by third parties or by StarBev.
When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Contingent liabilities recognised in a business combination
A contingent liability recognised in a business combination is initially measured at its fair value. Subsequently, it is measured at the higher of:

➢	the amount that would be recognised in accordance with the general guidance for provisions above (IAS 37); or

➢	the amount initially recognised less, when appropriate, cumulative amortisation recognised in accordance with the guidance for revenue recognition (IAS 18).

z)	Employee benefits

Employee benefits are defined as “all forms of consideration given by an entity in exchange for service rendered by employees”. IAS 19 classifies the employee benefits in the following categories:

➢
Short-term benefits such as wages, salaries, holiday pay, sick leave and bonuses payable within twelve months of the statement of financial position date. Short term benefits also include social security contributions payable in respect of employee benefits;

➢	Long-term benefits such as long term incentive plans, long-service awards and bonuses payable more than twelve months after the statement of financial position date;

➢	Termination benefits such as redundancy payments;

➢	Post-employment benefits such as pensions and post-retirement medical insurance.

The scope of accounting for employee benefits includes short-term benefits, long term employee benefits and termination benefits.

Long term employee benefits include jubilee or other long-service awards payable more than twelve months after the statement of financial position date. The amount recognised as a liability for other long-term employee benefits is equal with the present value of the defined benefit obligation at the end of the reporting period.

The Group doesn't operate any post-employment benefit, except for mandatory defined contributions for retirement benefits, according to the labour market conditions, legal requirements and tax legislation in the countries in which employees work.

aa)	Events after the reporting period

Post period-end events that provide additional information about the Group's position at the statement of financial position date or those that indicate the going concern assumption is not appropriate (adjusting events) are reflected in the accompanying consolidated financial statements. Post period events that are not adjusting events are disclosed in the notes, when material.

3.	Significant accounting judgments, estimates and assumptions

In preparing the Group's consolidated financial statements in conformity with IFRS, management makes judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent liabilities, at the end of the reporting period.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

The most significant judgments, estimates and assumptions that are important to Group's business operations and the understanding of its results are related to: business combination, goodwill, intangible assets, impairment, residual value and useful life, financial instruments, provisions and accounting for current and deferred tax.

Business combinations

When accounting for a business combination, management makes estimates regarding the allocation of the purchase price and determination of the fair value of acquired assets, liabilities and contingent liabilities using internal information or valuation reports prepared by experts.

The most significant assets acquired generally comprise goodwill, brands, non-current assets, receivables and inventories. No active market exists for the majority of acquired assets and liabilities, in particular in respect of acquired intangible assets. Depending on the nature of the item, the determined fair value of an item may be associated with uncertainty and possibly adjusted subsequently. Refer to Note 5.1 for more details.

Goodwill and purchase price allocation

In allocating the purchase price and the resulting Goodwill across cash generating units at the acquisition date, management makes estimates of the acquired cash- generating units which are determined based on Group structure and the linkage of the cash flows between entities. The structure and cash-generating units are reassessed each year. Following the allocation of purchase price based on the relative fair values of identifiable assets and liabilities and contingent liabilities, any unallocated purchase price is recognized in the statement of financial position as goodwill, which is then allocated to the Group's cash-generating units.

The discounted free cash flow model is used to calculate value of each cash- generating unit. The estimates of future free cash flows (value in use) are based on annual budgets and strategic plans. Key parameters are revenue growth, operating margin, future capital expenditure and growth expectations for the 10 years period and a long term growth rate for beyond. Figures for first are internal budget figures. Strategic plans for the next three years are based on concrete commercial initiatives and tracked on a monthly basis. Projections beyond 10 years assume a long term growth rate of 1.5% for each CGU. This reflects the long-term growth and inflationary expectations for what is a mature segment of the economy and is consistent with rates used in the sector. Refer to Notes 5.1 and 11 for more details.

Brands - fair valuation and useful life determination

In business combinations, the fair value of the brands acquired and their expected useful lives are assessed based on the brands' market position, expected long-term developments in the relevant markets and the brands' profitability.

The measurement is based on the relief from royalty method under which the fair value is calculated based on expected future cash flows for the brands on the basis of key assumptions about expected useful life, royalty rate and growth rate, and a theoretically calculated tax effect.

➢	The forecast revenues for each brand have been estimated using growth in brand revenues in line with overall CGU revenue growth.

➢
Discount rates adopted for valuing the brands were based on the individual CGU discount rates. The CGU discount rates have been adjusted to take account of risks specific to the brand. Therefore, for indefinite live brands, the discount rates were CGU discount rate plus 0.5%.

➢
Royalty rates were estimated with reference to the following three methods: comparable licensing agreements, the rule of thumb and the multi-period excess earnings method (MEEM). The comparable licensing agreements method is based on review of publicly-disclosed licensing transactions in the brewing sector. The rule of thumb states that a royalty rate would typically fall in the region of 25% to 33% of the EBIT margin of the subject intangible asset and is often used as the starting point for negotiating a licensing agreement. By MEEM method, the value of a specific intangible asset is estimated from the residual earnings after fair returns on all other assets employed (including other intangible assets) have been deducted from the business's after-tax operating earnings.

➢	The long term growth rate adopted was 1.5% for each CGU.

➢	A post-tax discount rate is used which reflects the risk-free interest rate with the addition of a risk premium associated with the particular brand.
When the value of a well-established brand is expected to be maintained for an indefinite period in the relevant markets, and these markets are expected to be profitable for a long period, the useful life of the brand is determined to be indefinite. In the opinion of management, there is usually only a minimal risk of the current situation in the markets reducing the useful life of brands, primarily due to the respective market share in each market and the current and planned marketing efforts which help to maintain and increase the value of these brands. Refer to Notes 5.1 and 11 for more details.

Fair value of property, plant and equipment

In business combinations, the fair value of land and buildings, standard production and office equipment is based, as far as possible, on the fair value of assets of similar type and condition that may be bought and sold in the open market. Property, plant and equipment for which there is no reliable evidence in the market of the fair value (in particular breweries, including production equipment) are valued using the depreciated replacement cost method. This method is based on the replacement cost of a similar asset with similar functionality and capacity. The calculated replacement cost for each asset is then reduced to reflect functional and physical obsolescence. Refer to Notes 5.1 and 10 for more details.

Impairment testing

In performing the annual impairment test of goodwill, an assessment is made as to whether the individual units of the entity (cash-generating units) to which goodwill relates will be able to generate sufficient positive net cash flows in the future to support the value of goodwill and other net assets of the entity. The impairment test of goodwill is based on the same approach used for determining the value of each CGU at the acquisition date for purposes of goodwill allocation.

Management performs an annual assessment of whether the current market situation in the relevant market has reduced the value or changed the useful lives of brands. When there is an indication of a reduction in the value or useful life, the brand is tested for impairment and is written down if necessary or the amortization period is reassessed and if necessary changed in line with the brand 's shorter useful life. Brands with indefinite life are tested annually for impairment.

For other assets, the Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, the Group estimates the asset's recoverable amount.
Key assumptions used for the impairment test of Goodwill and indefinite life intangibles are disclosed in Note 13.

Residual values and useful lives

The Group depreciates its fixed assets over their estimated useful lives taking into account residual values, which are re-assessed on an annual basis. The actual lives and residual values of these assets can vary depending on a variety of factors. Technological innovation, product life cycles, and maintenance programmes all impact the useful lives and residual values of the assets. Residual value assessments consider issues such as future market conditions, the remaining life of the asset and the projected disposal values. For more details, refer to Note 2.3 “Summary of significant accounting policies - k) Property, plant and equipment”.

Financial instruments

The company uses its judgment to select a variety of methods including the discounted cash flow method and option valuation models and makes assumptions about the fair value of financial instruments that are mainly based on market conditions existing at each statement of financial position date. Refer to Note 12.5 for more details.

Provisions and contingencies

The Group exercises considerable judgment in measuring and recognizing provisions and the exposure to contingent liabilities related to pending litigation or other outstanding claims subject to negotiated settlement, mediation, arbitration or government regulation, as well as other contingent liabilities.

Judgment is necessary in assessing the likelihood that a pending claim will succeed, or a liability will arise, and to quantify the possible range of the final settlement. Provisions are recorded for liabilities when losses are expected from executory contracts, a loss is considered probable and can be reasonably estimated. Because of the inherent uncertainties in this evaluation process, actual losses may be different from the originally estimated provision.
In addition, significant estimates are involved in the determination of provisions related to taxes and litigation risks. These estimates are subject to change as new information becomes available, primarily with the support of internal specialists, if available, or with the support of outside consultants, such as legal counsel. Revisions to the estimates of these losses from executory contracts may significantly affect future operating results.

Management assesses also the timing of costs to be incurred, which influences the classification as current or non-current liabilities respectively. Refer to Notes 18 and 23 for more details.

Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income.
Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded. The Group establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective counties in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective Group company's domicile.
The Group recognizes the net future tax benefit related to deferred income tax assets to the extent that it is probable that the deductible temporary differences will reverse in the foreseeable future. Assessing the recoverability of deferred income tax assets requires the Group to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecast cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Group to realize the net deferred income tax assets recorded at the statement of financial position date could be impacted. Additionally, future changes in tax laws in the jurisdictions in which the Group operates could limit the ability of the Group to obtain tax deductions in future years. Refer to Notes 9 and 23 for more details.

4.1	Changes in accounting policy and disclosures

The accounting policies adopted are consistent with those of the previous financial year except as follows:
The Group has adopted the following new and amended IFRS and IFRIC interpretations as of 1 January 2011:

➢	IFRIC 14 Prepayments of a Minimum Funding Requirement (Amended)

➢	IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments

➢	IAS 24 Related Party Disclosures (Amended)

➢	IAS 32 Classification on Rights Issues (Amended)

➢	Improvements to IFRSs (May 2010)

•	IFRIC 14 Prepayments of a Minimum Funding Requirement (Amendment)
The amendment removes an unintended consequence when an entity is subject to minimum funding requirements and makes an early payment of contributions to cover such requirements. The amendment permits a prepayment of future service cost by the entity to be recognised as a pension asset. This standard interpretation did not have an effect on the financial position or performance of the Group.

•	IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments
The interpretation clarifies that equity instruments issued to a creditor to extinguish a financial liability qualify as consideration paid. The equity instruments issued are measured at their fair value. In case that this cannot be reliably measured, the instruments are measured at the fair value of the liability extinguished. Any gain or loss is recognised immediately in profit or loss. This standard interpretation did not have an effect on the financial position or performance of the Group.

•	IAS 24 Related Party Transactions (Amendment)
The IASB issued an amendment to IAS 24 that clarifies the definitions of a related party. The new definitions emphasise a symmetrical view of related party relationships and clarifies the circumstances in which persons and key management personnel affect related party relationships of an entity. In addition, the amendment introduces an exemption from the general related party disclosure requirements for transactions with government and entities that are controlled, jointly controlled or significantly influenced by the same government as the reporting entity. The amendment is applied retrospectively. The amendment is applied retrospectively and did not have an effect on the financial position or performance of the Group.

•	IAS 32 Financial Instruments: Presentation (Amendment)
The IASB issued an amendment that alters the definition of a financial liability in IAS 32 to enable entities to classify rights issues and certain options or warrants as equity instruments. The amendment is applicable if the rights are given pro rata to all of the existing owners of the same class of an entity's non-derivative equity instruments, to acquire a fixed number of the entity's own equity instruments for a fixed amount in any currency. The amendment is applied retrospectively. The amendment is applied retrospectively and did not have an effect on the financial position or performance of the Group.

•	Improvements to IFRSs

In May 2010, the IASB issued its third omnibus of amendments to its standards, primarily with a view to removing inconsistencies and clarifying wording. There are separate transitional provisions for each standard.
The adoption of the following amendments resulted in changes to accounting policies, but no impact on the financial position or performance of the Group.

➢
IFRS 3 Business Combinations: The measurement options available for non-controlling interest (NCI) were amended. Only components of NCI that constitute a present ownership interest that entitles their holder to a proportionate share of the entity's net assets in the event of liquidation should be measured at either fair value or at the present ownership instruments' proportionate share of the acquiree's identifiable net assets. All other components are to be measured at their acquisition date fair value.

This improvement clarifies that the amendments to IFRS 7 Financial Instruments: Disclosures, IAS 32 Financial Instruments: Presentation and IAS 39 Financial Instruments: Recognition and Measurement, that eliminate the exemption for contingent consideration, do not apply to contingent consideration that arose from business combinations whose acquisition dates precede the application of IFRS 3 (as revised in 2008).
Finally, it requires an entity (in a business combination) to account for the replacement of the acquiree's share-based payment transactions (whether obliged or voluntarily), i.e., split between consideration and post combination expenses.

➢
IFRS 7 Financial Instruments - Disclosures: The amendment was intended to simplify the disclosures provided by reducing the volume of disclosures around collateral held and improving disclosures by requiring qualitative information to put the quantitative information in context.

➢
IAS 1 Presentation of Financial Statements: The amendment clarifies that an entity may present an analysis of each component of other comprehensive income either in the statement of changes in equity or in the notes to the financial statements.

➢
IAS 27 Consolidated and Separate Financial Statements: This improvement clarifies that the consequential amendments from IAS 27 made to IAS 21 The Effect of Changes in Foreign Exchange Rates, IAS 28 Investments in Associates and IAS 31 Interests in Joint Ventures apply prospectively for annual periods beginning on or after 1 July 2009 or earlier when IAS 27 is applied earlier.

➢
IAS 34 Interim Financial Reporting: This improvement requires additional disclosures for fair values and changes in classification of financial assets, as well as changes to contingent assets and liabilities in interim condensed financial statements.

➢
IFRIC 13 Customer Loyalty Programmes: This improvement clarifies that when the fair value of award credits is measured based on the value of the awards for which they could be redeemed, the amount of discounts or incentives otherwise granted to customers not participating in the award credit scheme, is to be taken into account.

4.2	Standards issued but not yet effective and not early adopted

•	IAS 1 Financial Statement Presentation (Amended) - Presentation of Items of Other Comprehensive Income
The amendment is effective for annual periods beginning on or after 1 July 2012. The amendments to IAS 1 change the grouping of items presented in OCI. Items that could be reclassified (or 'recycled') to profit or loss at a future point in time (for example, upon derecognition or settlement) would be presented separately from items that will never be reclassified. The amendment affects presentation only and has no impact on the Group's financial position or performance. The amendment affects presentation only and has therefore no impact on the Group's financial position or performance.

•	IAS 12 Income Taxes (Amended) - Recovery of Underlying Assets
The amendment is effective for annual periods beginning on or after 1 January 2012. The amendment clarified the determination of deferred tax on investment property measured at fair value. The amendment introduces a rebuttable presumption that deferred tax on investment property measured using the fair value model in IAS 40 should be determined on the basis that its carrying amount will be recovered through sale. Furthermore, it introduces the requirement that deferred tax on non-depreciable assets that are measured using the revaluation model in IAS 16 always be measured on a sale basis of the asset. The amendment has no impact on the Group's financial position or performance.

•	IAS 19 Employee Benefits (Amended)
The amendment is effective for annual periods beginning on or after 1 January 2013. The IASB has issued numerous amendments to IAS 19. These range from fundamental changes such as removing the corridor mechanism and the concept of expected returns on plan assets to simple clarifications and re-wording. Early application is permitted. The Group does not expect that this amendment will have an impact on the financial position or performance of the Group.

•	IAS 27 Separate Financial Statements (Revised)
The Standard is effective for annual periods beginning on or after 1 January 2013. As a consequence of the new IFRS 10 and IFRS 12, what remains of IAS 27 is limited to accounting for subsidiaries, jointly controlled entities, and associates in separate financial statements. Earlier application is permitted. The Group does not expect that this amendment will have an impact on the financial position or performance of the Group.

•	IAS 28 Investments in Associates and Joint Ventures (Revised)
The Standard is effective for annual periods beginning on or after 1 January 2013. As a consequence of the new IFRS 11 and IFRS 12, IAS 28 has been renamed IAS 28 Investments in Associates and Joint Ventures, and describes the application of the equity method to investments in joint ventures in addition to associates. Earlier application is permitted. The amendment affects disclosure only and has no impact on the Group's financial position or performance.

•	IAS 32 Financial Instruments: Presentation (Amended) - Offsetting Financial Assets and Financial Liabilities
The amendment is effective for annual periods beginning on or after 1 January 2014.This amendment clarifies the meaning of “currently has a legally enforceable right to set-off” and also clarifies the application of the IAS 32 offsetting criteria to settlement systems (such as central clearing house systems) which apply gross settlement mechanisms that are not simultaneous. The amendments to IAS 32 are to be retrospectively applied. Earlier application is permitted. However, if an entity chooses to early adopt, it must disclose that fact and also make the disclosures required by the IFRS 7 Offsetting Financial Assets and Financial Liabilities amendments. The amendment affects disclosure only and has no impact on the Group's financial position or performance.

•	IFRS 7 Financial Instruments: Disclosures (Amended) - Enhanced Derecognition Disclosure Requirements
The amendment is effective for annual periods beginning on or after 1 July 2011. The amendment requires additional disclosure about financial assets that have been transferred but not derecognised to enable the user of the financial statements to understand the relationship with those assets that have not been derecognised and their associated liabilities. In addition, the amendment requires disclosures about continuing involvement in derecognised assets to enable the user to evaluate the nature of, and risks associated with, the entity's continuing involvement in those derecognised assets. The amendment affects disclosure only and has no impact on the Group's financial position or performance.

•	IFRS 7 Financial Instruments: Disclosures (Amended) - Offsetting Financial Assets and Financial Liabilities
The amendment is effective for annual periods beginning on or after 1 January 2013.The amendment introduces common disclosure requirements. These disclosures would provide users with information that is useful in evaluating the effect or potential effect of netting arrangements on an entity's financial position. The amendments to IFRS 7 are to be retrospectively applied. The amendment affects disclosure only and has no impact on the Group's financial position or performance.

•	IFRS 9 Financial Instruments - Classification and Measurement
The new standard is effective for annual periods beginning on or after 1 January 2015. IFRS 9 as issued reflects the first phase of the IASBs work on the replacement of IAS 39 and applies to classification and measurement of financial assets and financial liabilities as defined in IAS 39. Phase 1 of IFRS 9 will have a significant impact on (i) the classification and measurement of financial assets and (ii) a change in reporting for those entities that have designated financial liabilities using the FVO. In subsequent phases, the IASB will address hedge accounting and impairment of financial assets. The completion of this project is expected over the first half of 2012. Early application is permitted. The Group does not expect that this amendment will have an impact on the financial position or performance of the Group.

•	IFRS 10 Consolidated Financial Statements
The new standard is effective for annual periods beginning on or after 1 January 2013. IFRS 10 replaces the portion of IAS 27 Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also includes the issues raised in SIC-12 Consolidation - Special Purpose Entities. IFRS 10 establishes a single control model that applies to all entities including special purpose entities. The changes introduced by IFRS 10 will require management to exercise significant judgment to determine which entities are controlled, and therefore, are required to be consolidated by a parent, compared with the requirements that were in IAS 27. The Group does not expect that this amendment will have an impact on the financial position or performance of the Group.

•	IFRS 11 Joint Arrangements
The new standard is effective for annual periods beginning on or after 1 January 2013. IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC-13 Jointly-controlled Entities - Non-monetary Contributions by Venturers. IFRS 11 removes the option to account for jointly controlled entities (JCEs) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. The Group does not expect that this amendment will have an impact on the financial position or performance of the Group.

•	IFRS 12 Disclosures of Involvement with Other Entities
The new standard is effective for annual periods beginning on or after 1 January 2013. IFRS 12 includes all of the disclosures that were previously in IAS 27 related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28. These disclosures relate to an entity's interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required. The Group does not expect that this amendment will have an impact on the financial position or performance of the Group.

•	IFRS 13 Fair Value Measurement
The new standard is effective for annual periods beginning on or after 1 January 2013. IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. This standard should be applied prospectively and early adoption is permitted. The amendment has no impact on the Group's financial position or performance.

•	IFRIC Interpretation 20 Stripping Costs in the Production Phase of a Surface Mine
The interpretation is effective for annual periods beginning on or after 1 January 2013.This interpretation only applies to stripping costs incurred in surface mining activity during the production phase of the mine ('production stripping costs'). Costs incurred in undertaking stripping activities are considered to create two possible benefits a) the production of inventory in the current period and/or b) improved access to ore to be mined in a future period (striping activity asset). Where cost cannot be specifically allocated between the inventory produced during the period and the stripping activity asset, IFRIC 20 requires an entity to use an allocation basis that is based on a relevant production measure. Early application is permitted. The amendment has no impact on the Group's financial position or performance.
5.     Business combinations and acquisition of non-controlling interests

5.1	Business combination

Acquisition in 2011

No acquisition of subsidiaries was made in 2011.

Acquisition in 2010

The StarBev Group was established by acquisition of Anheuser-Busch InBev’s Central and Eastern European operations on 2nd December 2009. The results of the subsidiaries acquired were included within the Group’s results starting from this date.

The acquired ownership interest is presented in the table:

Subsidiaries	Acquired ownership interest
Romanian Subsidiary	99.74%
Bulgarian Subsidiary	90.75%
Montenegro Subsidiary	74.66%
Serbian Subsidiary	100.00%
Croatian Subsidiary	86.92%
Hungarian Subsidiary	99.04%
Czech Subsidiary	100.00%

The ownership interest in Croatian subsidiary includes the acquisition of a 15% non-controlling interest completed in January 2010 which was accounted for as a linked transaction.

Assets acquired and liabilities assumed

According to IFRS 3, the acquirer must measure the identifiable assets acquired and the liabilities assumed at their acquisition-date fair values and for each business combination, the acquirer must measure any non-controlling interest in the subsidiary either at fair value or at the non-controlling interest’s proportionate share of the subsidiary’s identifiable net assets.

The purchase price allocation to each subsidiary and to the individual assets acquired and liabilities assumed was completed within twelve months from the date of acquisition in compliance with IFRS 3.

The Group has elected to measure the non-controlling interests at fair value. For the listed subsidiaries (Montenegro and Croatia), the fair value has been estimated based on active market prices and for non-listed subsidiaries, the fair value has been estimated by applying a discounted earnings approach.

The fair value of the identifiable assets and liabilities of StarBev subsidiaries as at the date of acquisition were:

	Fair value recognised on acquisition	Carrying value on acquisition
	Eur '000	Eur '000
Assets
Property, plant and equipment	501,832	392,254
Intangible assets	486,475	84,113
Trade and other receivables	129,306	129,650
Inventories	48,763	52,505
Cash and cash equivalents	16,930	16,930
Deferred tax asset	2,484	3,707
	1,185,790	679,159
Liabilities
Interest-bearing loans and borrowings	119,672	119,672
Trade and other payables	187,703	187,250
Employee benefit liability	2,706	—
Provisions	9,395	6,382
Deferred tax liability	88,968	5,986
	408,444	319,290
Total identifiable net assets	777,346	359,869
Non-controlling interest measured at fair value	(55,261)
Goodwill arising on acquisition	558,712
Purchase consideration	1,280,797

Purchase consideration :

Eur '000
Settled in cash	979,824
Deferred consideration	300,973
1,280,797

The purchase consideration for the acquisition was of 1,280,797 KEUR, thereof 300, 973 KEUR deferred.

The purchase consideration above excludes cash balances of 180,181 KEUR transferred to escrow accounts at acquisition. This amount was not recognized as cash and cash equivalents on acquisition.

Analysis of cash flows on acquisition:

Eur '000
Transaction costs of the acquisition (included in cash flows from operating activities)	(15,000)
Net cash acquired with the subsidiary (included in cash flows from investing activities)	16,930
Cash paid	(979,824)
Net cash flow on acquisition	(977,894)

To finance these acquisitions, the Group obtained a syndicated bank loan and loans from the ultimate parent company (see Note 12.3 Interest-bearing loans and borrowings).

5.2	Acquisition of non controlling interests

The Group has completed the following acquisitions of non controlling interests during 2011 and 2010:

	Bulgarian Subsidiary	Croatian Subsidiary	Hungarian Subsidiary
Ownership as at acquisition date	90.75%	86.92%	99.04%
Changes	2.82%	10.61%	0.96%
Ownership at 31 December 2010	93.58%	97.53%	100.00%
Changes	0.19%	2.47%	—
Ownership at 31 December 2011	93.76%	100.00%	100.00%

According to IFRS 3, changes in the parent’s ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

The carrying amounts of controlling and non-controlling interests were adjusted to reflect the changes of their interests in the subsidiary. Any differences between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received were recognized directly in equity and attributed to the parent company.

	2011	2010
	Eur '000	Eur '000
Consideration	(7,416)	(35,547)
Changes in Non controlling Interest	8,939	36,413
Equity Impact	1,523	866

Analysis of cash flows on acquisition:

	2011	2010
	Eur '000	Eur '000
Consideration Paid (included in cash flows from financing activities)	(7,416)	(35,547)
	(7,416)	(35,547)

6.	Cost of sales

2011
Eur '000
Direct production costs	198,711
Indirect production overheads	26,859
Depreciation, amortization and impairment losses	67,442
Other costs, including royalties	8,018
Total Cost of sales	301,030

7.	Selling and distribution costs

2011
Eur '000
Marketing expenses	42,636
Sales expenses	100,596
Distribution expenses	55,483
Depreciation, amortization and impairment losses	36,571
Total Selling and distribution costs	235,286

8.	Other income/expenses and adjustments

8.1	Other operating income and expenses

Other operating income	2011
Eur '000
Gains on disposal of property, plant and equipment, intangible and other long -term assets	1,636
Rent & other operating income	2,851
Total other operating income	4,487

Gains on disposals are related mainly to returnable packaging and vehicles.

Other operating expenses	2011
Eur '000
Loss on disposal of property, plant and equipment, intangible and other long -term assets	55
Other operating expenses	399
Total other operating expenses	454

8.2	Non recurring items

2,011
Eur '000
Carve out costs and one off projects relating to change in ownership and new group structure set -up	2,335
Restructuring costs related to organizational changes	2,184
Restructuring costs related to closing malting plants	1,523
Provisions	365
Total Non recurring items	6,407

Non recurring items are significant items which need to be disclosed by virtue of their size or incidence in order to enable the user to obtain a better understanding of the financial information. These costs cannot be attributed directly to the Group’s ordinary operating activities and are significant.

8.3	Finance income and costs

Finance income	2011
Eur '000
Interest income on short-term bank deposits	3,408
Interest income on shareholders loan	121
Interest income on other loans and receivables	76
Total interest Income	3,605
Fair value gain on financial assets and liabilities at fair value through profit or loss	80
Realized and unrealized foreign exchange gains	2,385
Other financial income	22
Total finance income	6,092

Finance costs	2011
Eur '000
Interest on debts and borrowings	140,601
SDPO Note - effect of derecognition/extinguishment	(7,563)
Interest on overdrafts	87
Finance charges payable under finance leases	15
Total interest expense	133,140
Realized and unrealized foreign exchange losses	15,109
Amortization of transaction costs -borrowing related	15,770
Decrease in fair value of interest rate caps designed as hedge	2,399
Net loss on financial instruments at fair value through profit and loss	3,255
Fair value on financial instruments at fair value through profit and loss	2,007
Commitment/non-utilisation fees/waiver fees /annual agency fees	1,788
Other financial costs, including bank charges	890
Total finance costs	174,358

As result of the derecognition of the financial liability under SDPO Note, interest expense includes a credit of 7,563 KEUR , reflecting the difference between the carrying value of the loan using the nominal and the effective interest rate.Refer to Note 12.3 for more details.
Foreign exchange losses are mainly attributable to the effect of the weakening Hungarian Forint, Croatian Kuna, Czech Koruna and Romanian Ron. The positive impact from Serbian Dinnar is reflected in foreign exchange gains.
Amortised costs for interest bearing loans and borrowings according to the effective interest rate method are included in finance costs.

8.4	Additional information on operating expense by nature

Depreciation, amortization and impairment charges are included in the following line items of the income statement:

2011
Depreciation & impairment of property, plant and equipment	Eur '000
Included in cost of sales	67,425
Included in selling and distribution expenses	25,003
Included in administrative expenses:	3,561
95,989

2011
Amortization & impairment of intangible assets	Eur '000
Included in cost of sales	17
Included in selling and distribution expenses	11,567
Included in administrative expenses:	3,436
15,020

8.5	Employee benefits expense

2011
Eur '000
Wages and salaries	73,379
Social security costs	14,983
Other personnel cost	5,464
Total employee benefits expense	93,826

The group had an average of 4,344 full time employees during the period.

8.6	Research and development costs

Research and development costs recognised as an expense in the income statement during the financial year amount to 3,025 KEUR. These costs are related mainly to market research, but also in the areas of product and packaging development and are reported in Sales and distribution expenses.

9.	Income tax
The major components of income tax expense for the year ended 31 December 2011 are:

2011
Eur '000
Current income tax:
Current income tax charge	18,448
Adjustments in respect of current income tax of previous year	(198)
Deferred tax:
Relating to origination and reversal of temporary differences	(6,809)
Income tax expense reported in the consolidated income statement	11,441

Current and deferred income taxes are computed for each Group company by applying the applicable statutory tax rates.
The statutory tax rate applied by Starbev Holdings S.à r.l. and subsidiaries as of and during the year ended 31 December 2011 were :

Country of incorporation	Tax Rate 2011
Luxembourg	28.8%
Netherlands	25.00%
Czech Republic	19.00%
Romania	16.00%
Bulgaria	10.00%
Montenegro	9.00%
Croatia	20.00%
Hungary	10.00%
Serbia	10.00%
Slovakia	19.00%

The reconciliation between tax expense and the product of accounting profit multiplied by Starbev Holdings S.à r.l.’s domestic tax rate for the year ended 31 December 2011 is as follows:

2011
Eur '000
Loss before tax from continuing operations	(46,783)
Loss before income tax	(46,783)

Starbev Holdings S.à r.l.. statutory income tax rate	28.80%
Tax at Starbev Holdings S.à r.l. statutory income tax rate	(13,474)
Adjustments on tax expense
Non-deductible expenses for tax purposes	9,308
Current year losses for which no deferred tax assets is recognized	17,093
(Underprovided)/overprovided in prior years	(198)
Tax savings from tax credits	(958)
Other tax adjustments	1,808
Effect of lower tax rates in subsidiaries	(2,138)
Income tax expense reported in the consolidated income statement	11,441

The Group has not recognized a deferred income tax asset related to the fiscal losses carried forward of the Netherlands, Croatia, Montenegro and Luxembourg subsidiaries and Starbev Holdings S.à r.l., as it is considered not probable that future taxable profit will be available against which the unused tax losses and unused tax credits can be utilized. They are available indefinitely for Luxembourg companies or for a period between 5-9 years for the other subsidiaries to offset the future taxable profit of the companies in which the losses arose. These losses cannot be used to offset the taxable income elsewhere in the Group. If the Group would have been able to recognise all unrecognised deferred tax assets, the net result in 2011 would have increased by 17,093 KEUR.

Deferred tax

The amount of deferred tax assets and liabilities by type of temporary difference can be detailed as follows:

	Consolidated statement of financial position	Consolidated income statement
	2011	2011
	Eur '000	Eur '000
Property, plant and equipment	(26,493)	3,947
Intangible assets	(54,250)	1,816
Inventories	981	(1,342)
Employee benefits	9	(1)
Provisions	409	15
Other items	1,290	943
Trade and other receivables	1,239	548
Tax losses carried forward	1,703	918
Gross deferred tax assets/(liabilities)	(75,111)	6,809

Reflected in the statement of financial position as follows:
Deferred tax assets	3,479
Deferred tax liabilities	(78,590)
Deferred tax liability net	(75,111)

The Group offsets tax assets and liabilities by taxable entity when the entity has a legally enforceable right to set off current tax assets against current tax liabilities and deferred tax assets and liabilities relate to income taxes levied by the same taxation authority.
Reconciliation of deferred tax liabilities net

2011
Eur '000
Opening balance as of 1 January	(83,414)
Tax income/(expense) during the year recognized in profit or loss	6,809
Exchange differences	1,494
Closing balance as at 31 December	(75,111)

10.	Property, plant and equipment

	Freehold land and buildings	Construction in progress	Plant and equipment	Furniture, fixtures & other	Total
	Eur '000	Eur '000	Eur '000	Eur '000	Eur '000
Cost or valuation:
At 31 December 2010	172,538	24,411	292,133	59,197	548,279
Additions	476	48,501	20,394	4,324	73,695
Disposals	(871)	—	(9,408)	(2,209)	(12,488)
Other movements	188	24	928	(35)	1,105
Transfers between accounts	7,184	(58,379)	30,176	21,019	—
Exchange differences	(4,156)	(120)	(5,382)	(1,639)	(11,297)
At 31 December 2011	175,359	14,437	328,841	80,657	599,294
Depreciation and impairment:
At 31 December 2010	9,763	—	51,266	18,181	79,210
Depreciation charge for the year	9,245	—	52,911	18,068	80,224
Impairment loss for the year	9,206	—	6,533	26	15,765
Disposals	(97)	—	(7,240)	(2,427)	(9,764)
Other movements	160	—	450	(35)	575
Transfer between accounts	—	—	163	(163)	—
Exchange differences	(619)	—	(2,214)	(691)	(3,524)
At 31 December 2011	27,658	—	101,869	32,959	162,486

Net book value:
At 31 December 2011	147,701	14,437	226,972	47,698	436,808

In accordance with IFRS 3 the tangible assets acquired as part of business combination in 2010 were recognized at fair value at the acquisition date, using internal information or valuation reports prepared by experts. For more details related to valuation approach, refer to Note 3 "Significant accounting judgements, estimates and assumptions".
Furniture, fixtures & other include equipment such as cars, draught beer equipment, coolers and IT& office equipment.
The Group reviewed the assets that are not used/idle or planned to be sold for recoverability and as a result an impairment loss of 15,765 KEUR was recognized in income statement during 2011.
The carrying amount of leased assets under finance lease agreements was 1,954 KEUR at 31 December 2011.
The carrying amount of property plant and equipment pledged as a security under bank agreements amounts to 340,514 KEUR

11.	Intangible assets

	Brands	Software	Other intangible assets	Construction in progress	Goodwill	Total
	Eur '000	Eur '000	Eur '000	Eur '000	Eur '000	Eur '000
Cost:
At 31 December 2010	444,108	6,989	36,803	1,997	549,927	1,039,824
Acquisitions	—	1,031	—	11,494	—	12,525
Disposals	—	(293)	(2,041)	—	—	(2,334)
Other movements	—	—	(23)	74	313	364
Transfer between accounts	—	2,798	9,953	(12,751)	—	—
Exchange differences	(7,540)	(217)	(1,380)	(25)	(8,210)	(17,372)
At 31 December 2011	436,568	10,308	43,312	789	542,030	1,033,007

Amortisation and impairment:
At 31 December 2010	1,187	1,955	10,589	—	—	13,731
Amortisation charge for the year	1,076	2,604	11,340	—		15,020
Other movements	—	—	(23)	—		(23)
Disposals	—	(277)	(1,304)	—		(1,581)
Exchange differences	(31)	(112)	(830)	—		(973)
At 31 December 2011	2,232	4,170	19,772	—	—	26,174
Net book value:
At 31 December 2011	434,336	6,138	23,540	789	542,030	1,006,833

Intangible assets mainly relate to brands and other items acquired through business combinations. In accordance with IFRS 3 the intangible assets acquired through a business combination were recognized at fair value at the acquisition date. For more details related to valuation approach, refer to Note 3 “Significant accounting judgements, estimates and assumptions".
As of 31 December 2011 the carrying amount of brands which have been assigned indefinite useful lives and therefore not amortized amounted to 426,928 KEUR , equivalent to 96% of the capitalized brands, mainly Staropramen, Ozujsko, Jelen, and Bergenbier brands. The value of these brands can be maintained for an indefinite period as these are well established brands in the markets concerned and these markets are expected to be profitable in the longer term.
Goodwill is determined as the difference between purchase price and the fair value of the acquired assets, liabilities and contingent liabilities in each business combination. The purchase price allocation to each entity and then further to the individual assets acquired and liabilities assumed in compliance with IFRS 3 was completed within twelve months from the date of acquisition, resulting in additional goodwill recognition of 558,712 KEUR.
The goodwill resulting from the business combination reflects StarBev’s geographic presence in stable or growth markets, both in terms of volumes and value. Significant focus and support are in place behind brands and commercial organization with the intention to accelerate growth above historic levels.
Goodwill is expressed in the currency of the subsidiary to which it relates and is translated to euro using the year-end exchange rate.
As at 31 December 2011, the goodwill and intangible assets with indefinite useful life were tested for impairment (Note 13).
The carrying amount of other intangible assets at 31 December 2011 relates mainly to commercial intangibles (supply rights).
Research and development costs that are not eligible for capitalisation have been expensed and are recognised mainly in Sales and distribution expenses (Note8.6).
The carrying amount of intangibles assets pledged as a security under bank agreements amounts to 357,710 KEUR.

12.	Other financial assets and financial liabilities

12.1	Other financial assets

Other financial assets	2011
Eur '000
Other financial assets
Investment in unquoted companies - available for sale	115
Investment in quoted companies - available for sale	82
Debt securities -held to maturity	20
Loans to employees	983
Loan to shareholders (Note 21)	5,232
Interests receivable due from shareholders loan (Note 21)	258
Total other financial assets	6,690
Current	1,251
Non-current	5,439
Total other financial assets (including derivatives)	6,690
Total current	1,251
Total non-current	5,439

The Group has small investments in quoted/unquoted companies in which the Group is unable to exercise significant influence. The investments in quoted companies are valued at fair value determined by reference to published price quotation in an active market. The investments in unquoted companies are recognized at cost as their value cannot be calculated on a reliable basis.
The loan granted to shareholder is presented at amortised cost using the effective interest method. The loans principal is 6,000 KEUR and is repayable on demand of the Company within a maximum period of 10 years. The effective interest rate is 3.875%.

12.2	Other financial liabilities

Other financial liabilities	2011
Eur '000
Other financial liabilities
Deferred consideration on acquisition	944
Dividends payable	107
Total other liabilities	1,051
Current	1,051
Non-current	—
Derivative financial instruments
Commodity forward contracts (Note 12.4)	150
Interest rate cap contracts (Note 12.4)	2,678
Foreign exchange forward contracts (Note 12.4)	899
Total derivative financial instruments	3,727
Current	3,727
Non-current	—
Total other financial liabilities (including derivatives)	4,778
Total current	4,778
Total non-current	—

Deferred consideration on acquisition reflects the outstanding consideration payable to AB Inbev following the acquisition of subsidiaries in respect of non-physical cash balances. The amounts are denominated in the local currency of the subsidiaries acquired.
During the financial year ended on December 31, 2011, the SDPO Note was transferred by its initial subscriber to certain investors agreed with the Company. This was accounted for as an extinguishment in accordance with IAS39 and the original financial liability was derecognized and a new financial liability was recognized. Refer to Note 12.3 “Interest-bearing loans and borrowings” for more details.
Dividends payable reflects the outstanding payables to non-controlling interest for dividends declared before 2010.

12.3	Interest-bearing loans and borrowings

2011
Eur '000
Current Interest-bearing loans and borrowings
Secured bank loan	33,089
Secured other loan	7,304
Bank overdraft	20,206
Obligations under finance leases and hire purchase contracts (Note 23)	120
Total current interest-bearing loans and borrowings	60,719

2011
Eur '000
Non-current Interest-bearing loans and borrowings
Secured bank loan	399,410
Loans from shareholders	642,323
SDPO Notes	265,550
Obligations under finance leases and hire purchase contracts (Note 23)	86
Total non-current interest-bearing loans and borrowings	1,307,369
Secured bank loan
As of 31 December 2011 the secured bank loans include a syndicated bank loan in the amount of 431,910 KEUR and secured bank loans in the Croatian subsidiary in the amount of 589 KEUR.
As of December 31, 2011, the secured bank loans balance, interest rates and liquidity intervals per facility are presented below:

Secured bank loans	Coupon rate (%)	Effective interest rate (%)	Total	Amortized cost	Principal	3 to 12 months	1 to 5 years
Facility A, EUR	6.02%	13.09%	7,054	(425)	7,479	7,479	—
Facility A, CZK	6.00%	9.24%	10,108	(295)	10,403	10,403	—
Facility A, HUF	10.60%	16.77%	1,470	(47)	1,517	1,517	—
Facility B1, EUR	6.52%	8.61%	121,598	(7,561)	129,159	15,069	114,090
Facility B1, CZK	6.50%	7.96%	55,093	(2,346)	57,439	6,701	50,738
Facility B1, HUF	11.10%	16.04%	7,978	(399)	8,377	977	7,400
Facility B2, EUR	7.52%	8.75%	181,730	(8,903)	190,633	—	190,633
Facility B2, CZK	7.50%	8.66%	35,051	(1,278)	36,329	—	36,329
Facility B2, HUF	12.10%	16.85%	11,828	(536)	12,364	—	12,364
Secured loan Croatia	5.06%	5.06%	589	—	589	—	589
Total			432,499	(21,790)	454,289	42,146	412,143
Current			33,089	(9,057)	42,146	42,146	—
Non current			399,410	(12,733)	412,143	—	412,143

Syndicated bank loan
In order to finance the acquisition of subsidiaries, the Group contracted a syndicated bank loan with ING Bank NV, London Branch as the agent. The total amount drawn under the syndicated loan was 615,000 KEUR and the loan facilities are grouped in EUR facilities (Starbev Netherlands), CZK facilities (Czech subsidiary) and HUF facilities (Hungarian subsidiary).
The syndicated bank loan is presented at amortised cost using the effective interest method minus principal repayments. As of 31 December 2011, the balance of 431,910 KEUR is made up of 453,700 KEUR of principal net of 21,790 KEUR of amortised costs.
During 2011, total repayments from the syndicated amounted to 110,835 KEUR, out of which 78,257 KEUR was paid on top of the regularly principal repayments.

Covenants in syndicated loan agreement
The group is required to meet certain covenants over the life of the Term Facilities. According to the terms of the syndicated loan agreement, the covenants are calculated only for consolidated figures of Starbev S.à r.l. and its subsidiaries as listed in Note 1 and they are tested every quarter end starting June 2010.
There are four covenants that the group monitors :

➢
The ratio of Consolidated Pro Forma EBITDA to Consolidated Net cash Interest Expenses which must be higher than the quarterly target set starting with 3.10:1 in June 2010 and increasing gradually to 5.00: 1 until the end of the Term Facilities. At 31 December 2011 the level of this covenant was 6.07 :1 against a target of 3.40:1.

➢
The ratio of Consolidated Total Net Debt to Consolidated Pro Forma EBITDA which must be less then the quarterly target set starting with 3.40:1 in June 2010 and decreasing gradually to 1.60: 1 until the end of the Term Facilities. At 31 December 2011, the level of this covenant was 1.81:1 against a target of 2.85:1.

➢
The ratio of Consolidated Cash flow to Consolidated Debt Service which must be greater then 1: 1 on each quarterly date over the life of the Facilities. At 31 December 2011, the level of this covenant was 1.9: 1.

➢
The amount of Capital Expenditures incurred in any Financial Year over the life of the facilities (2010-2014) which must be lower than an annual absolute target set ( in the range of +/- 100m Euro every year). 31 December 2011, the level of this covenant was 86.58 m euro against a target of 98.9m euro.

Security in syndicated loan agreement
The group has secured the syndicated bank loan in place with pledges on assets in each country it operates. Relevant details on the pledges are given in each specific note covering the various asset categories. Refer to Notes 10, 11, 14, 15 and 16 for more details.
In addition all shares in subsidiaries of Starbev International S.à r.l listed in Note 1 have been pledged as security under the terms of the syndicated loan agreement.

Shareholders loan
In order to finance the acquisition of subsidiaries and non controlling interests, the Group has contracted loans from the shareholder in amount of 698,652 KEUR.
The loans from shareholder are presented at amortised cost using the effective interest method minus principal repayments. Regarding interest free loans, any difference between fair value at initial recognition (present value using market interest rate) and the nominal amount at the loan date is recognised directly in equity. As discount factor, the Luxembourg government bond rate plus a margin was used.
The maturity of loans, the interest rates and balances as of 31 December 2011, per facility are presented below:

Parent Company	Interest rate (%)	Efective Interest rate (%)	Maturity	Balance Eur '000	Principal Eur '000	Amortised costs and FV adjustments Eur '000
Starbev LP- Issued A PECs	11.9375%	11.9375%	2019-2020	560,746	560,746	—
Starbev LP- Issued B PECs	10.3539%	10.3539%	Nov 2019	49,000	49,000	—
Starbev LP- Issued D PECs	—%	3.875%	Oct 2020	27,280	36,960	(9,680)
Starbev LP	—%	3.875%	10 years	65	88	(23)
Starbev LP	2.00%	3.875%	10 years	5,232	6,000	(768)
				642,323	652,794	(10,470)

Preferred Equity Certificates (PECs)
As at December 31, 2011, the Company has issued the following series of Preferred Equity Certificates to its shareholder:

➢
Series A Preferred Equity Certificates (the “Issued A PECs”): 56,074,618,299 with a par value of EUR 0.01 each which were issued in several installments and paid by the shareholder of the Company by contributions in cash or conversions of C PECs in issue at that time. The Issued A PECs bear interest at a rate of 11.9375% per annum and are issued for a duration of 10 years from the respective dates of issue of the A PECs;

➢
Series B Preferred Equity Certificates (the “Issued B PECs”): 4,900,000,000 with a par value of EUR 0.01 each which were paid in cash by the shareholder of the Company on November 30, 2009. The Issued B PECs bear interest at a rate of 10.3539% per annum and matures on November 30, 2019;

➢
Series D Preferred Equity Certificates (the “Issued D PECs”) 3,695,983,045 with a par value of EUR 0.01 each which were issued in several installments and paid by the shareholder of the Company by contributions in cash or conversions of Issued A PECs and C PECs in issue at that time. The Issued D PECs do not bear interest and matures on October 12, 2020.

The terms of the PECs provide for a maximum term of 10 years with semi-annual interest payment dates but with flexibility in payments of both the principal and interest, subject to the Group having sufficient funds available to settle its liabilities to all other creditors after any such payment. As a result the timing or amount of future cash flows is not possible to be estimated reliably, and the contractual cash flows of the PECs were used for determining the EIR.
During 2011 there have been no specific movements in relation to the Preferred Equity Certificates issued by the Company.
The loans contracted under Preferred Equity Certificates (PECs) contain only a liability component based on the terms of the contract.

SDPO Notes
With effect on December 2, 2009, the Company entered into a Subordinated Deferred Payment Obligations Deed and issued a certificate evidencing a subordinated deferred payment obligation in an aggregate principal amount of 300,000 KEUR with a six-year maturity (the “SDPO Note”).
During the financial year ended on December 31, 2011, the SDPO Note was transferred by its initial subscriber to certain investors agreed with the Company and certificates evidencing the syndication of the SDPO Note (the “SDPO Certificates”) were issued to the 16 new holders of the SDPO Note. This was accounted for as an extinguishment in accordance with IAS39 and the original financial liability was derecognized and a new financial liability was recognized. As a result of the derecognition, a credit of 7,563 KEUR was recorded in income statement, reflecting the difference between the carrying value of the loan using the nominal and the effective interest rate.
With effect on July 15, 2011 (the “Amendment Date”), the Company repaid a principal amount of 75,000 KEUR (including capitalised interest until July 14, 2011 of 40,550 KEUR) out of the SDPO Note. On the same date, the interest rate was changed from a step up interest rate over the period of the agreement (between 8% - 15%) to a fixed rate of 11% per annum applicable until the final maturity date of the SDPO Note.
As security under the terms of SDPO Certificates , the Company granted to Wilmington Trust (London) Limited, acting in its name and for the account of the holders of the SDPO Certificates, a first ranking pledge over the shares held in Starbev Investments S.à r.l.

Finance lease
The Group has finance lease liabilities of 206 KEUR from lease contracts mostly for transport equipment contracted for a period of 5 years. Refer to note 23 for details.
Bank overdraft

2011
Eur '000
BMG cash pool	19,431
Others	775
Total bank overdraft	20,206

StarBev Group has a notional cross-border, cross-currency cash pool with BankMendes Gans (“BMG”), a subsidiary of ING Bank, since 2010. All subsidiaries except Serbia and Montenegro are members of the cash pool and the cash pool it is administrated via Starbev Netherlands.
The BMG overdraft limit is 20,000 KEUR and this is secured by the revolving credit facility and subsequently reduces its availability by a corresponding amount. The interest rate is close to EONIA rate (Euro Overnight Index Average), no additional margin is applicable on the overdraft. As of at 31 December 2011, 19,431 KEUR was used for financing the 48,905 KEUR voluntary repayments of the syndicated bank loans.
Other bank overdrafts bear an interest EURIBOR +1.5% margin.

Secured other loan
Secured other loans in amount of 7,304 KEUR relates mainly to the factoring arrangements used by one subsidiary. According to the agreements, the subsidiary retains substantially all the risks and rewards of ownership of the receivables with the effect that the entity continues to recognize the factored receivables (factoring with recourse).

12.4	Hedging activities and derivatives

The Group uses derivative financial instruments such as interest rate swaps or interest rate cap contracts and forward currency contracts to mitigate its interest rate risks and foreign currency risks, respectively and to comply with requirements attached to the syndicated loan.
The derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Any gains or losses arising from changes in fair value on derivatives are taken directly to the income statement, except for the effective portion of cash flow hedges, which is recognized in other comprehensive income.

Interest Rate Hedges
Under the Hedging Letter attached to the syndicated loan, the group is required to:
(a) Enter into interest rate hedging contracts to ensure interest rate hedging of not less than 66.67 per cent of the Term Facilities from time to time for a period of at least three years from the first drawdown date under the Facilities (the Closing Date); and
(b) ensure that:
(i) Trades relating to at least 50 per cent of the Term Facilities have been entered into within 45 days of the Closing Date; and
(ii) Trades relating to at least 66.67 per cent of the Term Facilities have been entered into within 120 days of the Closing Date, provided that it shall not enter into trades relating to more than 100 per cent. of the Term Facilities from time to time; and
(c) Promptly ensure that, if, at any time, the amount of interest rate hedging exceeds 105 per cent of the Term Facilities at such time, as a result of prepayments or otherwise, sufficient trades are terminated within 20 days of any such over-hedging such that the hedged amount following such termination relates to not more than 100 per cent of the Term Facilities.
Consequently, following the Closing Date, the group has entered the following interest rate hedging transactions, by which the underlying market rate component (EURIBOR 6M/ PRIBOR 6M) of the total interest rate is capped at 2.75% and 3.25% respectively:

Entity	Trade Date	Currency	Notional amount in original currency (K Local Currency)	Fixed cap rate	Start Date	Maturity	Rollover period
Starbev Netherlands	Jan-10	EUR	91,125	2.75%	30.06.2010	30.06.2013	6m
Starbev Netherlands	Jan-10	EUR	91,125	2.75%	30.06.2010	30.06.2013	6m
Starbev Netherlands	Jan-10	EUR	91,125	2.75%	30.06.2010	30.06.2013	6m
Starbev Netherlands	Jan-10	EUR	91,125	2.75%	30.06.2010	30.06.2013	6m
Czech subsidiary	Jan-10	CZK	1,556,705	3.25%	30.06.2010	30.06.2013	6m
Czech subsidiary	Feb-10	CZK	1,556,705	3.25%	30.06.2010	30.06.2013	6m

The premiums for these caps will be paid on a semi-annual basis starting December 2010 until June 2013, totalling to 4,110 KEUR for the EUR caps and to 34,800 KCZK for the CZK caps.
As at 31 December 2011, the hedge ratio is 100% - hedged amount of 453,776 KEUR equivalent compared with outstanding Term Facilities of 453,700 KEUR equivalent.
In conformity with IAS 39 and since the contractual terms of the hedged item were substantially the same as those of the hedging instrument, these contracts were initially designated as cash flow hedge and they were assessed to be highly effective.
Starting January 2012, the Group management has selected to pay the interest for the underlying hedged item based on 3M EURIBOR/PRIBOR. The hedge is not expected to be effective for 2012.
As at 31 December 2011, the fair value of the outstanding contracts amounted to o a liability of 2,678 KEUR.
During 2011, a loss in amount of 2,399 KEUR was recognized in finance cost in income statements.

Commodity Hedges:
Starting with August 2011, The Group entered into commodity forwards contracts to reduce the volatility attributable to the fluctuation in the aluminium price on cash flow in respect of highly probable aluminium purchases in accordance with the risk management strategy approved by the Board of Directors.

Instrument	Trade Date	Commodity	Quantity (Tonnage)	Maturity
OTC Swap	August 2011	Aluminum	1,322.00	Dec 2012

These contracts are designated as hedge and they were assessed to be highly effective at the end of December 2011. The fair value of the outstanding commodity forward contracts amounted to o a liability of 150 KEUR and the respective loss was reflected in other comprehensive income.

Forward currency derivatives:
According to the Hedging Letter attached to the syndicated loan and subject to certain conditions, the group is required to:
a) enter into foreign currency contracts (the FX Contracts) to ensure hedging of Croatian Kuna, Romanian Ron and Serbian Dinar free cash flows of the Group to Euros of at least €45,000,000 equivalent per annum, subject to (i) such contracts being available on reasonable and commercial terms; and (ii) market liquidity;
b) subject to paragraphs (i) and (ii) of paragraph (a) above, enter into FX Contracts within 30 days of the Closing Date and for an amount of at least €45,000,000 on a 12 month forward basis;
c) subject to paragraphs (i) and (ii) of paragraph (a) above, ensure that (save as is mentioned below), FX Contracts be entered into every subsequent quarter (on or before the relevant quarter end date) following the Closing Date for an amount of at least €11,250,000 equivalent on a 12 month forward basis commencing on the quarter beginning on 31 March 2010 until the quarter ending 31 December 2013. Thereafter, FX Contracts must be entered into every subsequent quarter (on or before the relevant quarter end date) for an amount of at least €11,250,000 equivalent for a time period ending 31 December 2014; and
d) not enter into FX Contracts in respect of any currency in amounts exceeding 100 per cent of the projected free cash flows of the Group in such currency during the period to which such FX contract relates.
As at 31 December 2011, the Group has following FX forward transactions open:

Entity	Instrument	Trade Date	Currency Buy	Amount Buy (K Local Currency)	Currency Sell	Settlement
Starbev Netherlands	Forward	Mar-11	EUR	11,250	RSD	Mar-12
Starbev Netherlands	Forward	Jun-11	EUR	5,250	RON	Jun-12
Starbev Netherlands	Forward	Jun-11	EUR	6,000	HRK	Jun-12
Starbev Netherlands	Forward	Sep-11	EUR	5,250	RSD	Sep-12
Starbev Netherlands	Forward	Sep-11	EUR	6,000	HRK	Sep-12
Starbev Netherlands	Forward	Dec-11	EUR	5,250	HRK	Dec-12
Starbev Netherlands	Forward	Dec-11	EUR	6,000	RON	Dec-12

The FX forward contracts are not designed as hedge instruments and are measured at fair value, amounting to 899 KEUR as of 31 December 2011. During 2011 a net loss in amount of 3,255 KEUR is recognized in the income statement as finance costs.

12.5	Fair values

Set out below is a comparison by class of the carrying amounts and fair value of the Group's financial instruments that are carried in the financial statements:

	Carrying amount	Fair value
	Eur '000	Eur '000
Financial assets
Trade and other receivables	94,154	94,154
Trade and other receivables (non-current)	1,819	1,819
Other financial assets
Available for sale financial investments	197	197
Debt securities -held to maturity	20	20
Loans to employees	983	983
Loan to shareholders	5,232	5,232
Interests receivable due from shareholder loans	258	258
Cash and short-term deposits	64,407	64,407
Total	167,070	167,070

Financial liabilities
Secured bank & other loans	439,803	439,803
Loans from shareholders	642,323	642,323
SDPO Notes	265,550	265,550
Obligations under finance leases and hire purchase contracts (Note 23)	206	206
Trade and other payables	185,582	185,582
Bank overdraft	20,206	20,206
Other financial liabilities
Deferred consideration on acquisition (Note 12.2)	944	944
Interest payable	165,574	165,574
Dividends payable	107	107
Commodity forward contracts	150	150
Interest rate cap contracts	2,678	2,678
Foreign exchange forward contracts	899	899
Total	1,724,022	1,724,022

The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between parties, other than in a forced or liquidation sale.

Fair value determination
The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:
Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 inputs include quoted prices (in non-active markets or in active markets for similar assets or liabilities), and inputs other than quoted prices that are observable, for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices), for substantially the full term of the financial instrument;
Level 3 - inputs for the asset or liability that are not based on observable market data (unobservable inputs).
As at 31 December 2011, the Group held the following financial instruments carried at fair value in the statement of financial position:

	Fair value	Level 1	Level 2	Level 3
	Eur '000	Eur '000	Eur '000	Eur '000
Assets measured at fair value
Investment in unquoted companies - available for sale	115			115
Investment in quoted companies - available for sale	82	82

Liabilities measured at fair value
Interest rate cap contracts	2,678		2,678
Commodity forward contracts	150		150
Foreign exchange forward contracts	899		899

13.	Impairment testing of goodwill and intangibles with indefinite lives

The StarBev Group performs annually an impairment test for the group’s cash-generating units to which goodwill and brands with indefinite useful life are assigned.
Carrying amount of goodwill and brands allocated to each of the cash-generating units:

	2011	2011
Cash-generating units	Goodwill	Total Brands with Indefinite life
	Eur '000	Eur '000
Bulgaria	35,801	12,750
Croatia	134,810	139,689
Czech Republic	198,769	119,715
Hungary	3,095	13,032
Montenegro	19,766	14,000
Romania	33,970	41,554
Serbia	115,819	86,188
	542,030	426,928

Goodwill and brands with an indefinite useful life have been tested for impairment as at end 2011, for each Cash Generating Unit (CGU), in line with IAS 36. No impairment loss has been identified, for any of the CGUs.
In performing the annual impairment test, an assessment is made as to whether the individual units of the entity (cash-generating units - CGU) will be able to generate sufficient positive net cash flows in the future to support the value of goodwill and brands with indefinite useful life.
The cash-generating units are determined based on the Group structure and coincide with the countries in which StarBev operates: Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, Romania, Serbia. The structure and cash-generating units are reassessed each year.
The estimates of future free cash flows are based on the 2012 budget and the strategic plan for each respective country.
Key assumptions used
Key parameters for the determination of free cash flows are revenue growth, operating margin, future capital expenditure and growth expectations for the period till 2019 and a long term growth rate for beyond. Business plans for the next three years are based on concrete commercial initiatives and tracked on a monthly basis. Projections beyond 2019 assume a long term growth rate of 1.5% for each CGU. This reflects the long-term growth and inflationary expectations for what is a mature segment of the economy and is consistent with rates used in the sector.
The Capital Asset Pricing Model (“CAPM”) was used to derive a WACC for each CGU. A long-term industry average capital structure was adopted, based on comparable company analysis. In addition, a small stock premium was included in estimating an appropriate cost of equity, due to the relative size of StarBev. Discount rates for each CGU have been estimated based on euro discount rates (after converting the local currency cash flows using forecast exchange rates). The discount rates therefore incorporate country risk and they range primarily between 10.4%-14.5%.
Sensitivity to changes in assumptions
Although inherent risks that can't be mitigated through the Group activities may occur, the management is not aware of any change in any of the assumptions made that would cause a cash generating business unit’s carrying amount to exceed its recoverable amount.

14.	Inventories

2011
Eur '000
Raw materials at cost	5,979
Packaging material at cost	6,024
Work in progress at cost	5,103
Finished goods (at cost or net realisable value)	8,975
Goods purchased for resale (at cost or net realisable value)	547
Consumables and spare parts at cost	5,083
Prepayments at cost	213
Total inventories at the lower of cost and net realisable value	31,924

The cost of inventories recognized as an expense during the financial year amounted to 198,416 KEUR , included in cost of sales.
During 2011, 255 KEUR was recognised as an expense for inventories carried at net realisable value.

The carrying amount of inventories pledged as a security under bank agreements amounts to 25,255 KEUR at 31 December 2011.

15.	Trade and other receivables

Trade and other receivables (current):

2011
Eur '000
Trade receivables	93,648
Prepaid expenses	8,802
Tax receivable, other than income tax	1,142
Other receivables due from third parties	506
Total	104,098

Trade and other receivables (non current):

2011
Eur '000
Trade receivables	1,670
Prepaid expenses	8,468
Other receivables due from third parties	149
Total	10,287

Trade receivables comprise mainly invoiced goods and services and receivables related to returnable packaging. Trade receivables are non-interest bearing and are generally on 10-70 day terms.
Prepaid Expenses comprise costs incurred which cover future accounting periods, mainly related to commercial agreements.
Trade and other receivables are recognized at amortized cost and at the end of December 2011; their fair value essentially corresponds to the carrying amounts.
As at 31 December 2011, trade receivables in amount of 17,404 KEUR were impaired.
See below for the movements in the provision for impairment of receivables (see credit risk disclosure Note 24 for further information).

The carrying amount of receivables pledged as a security under bank agreements amounts to 92,491 KEUR at 31 December 2011.

	Individually impaired	Collectively impaired	Total
	Eur '000	Eur '000	Eur '000
At 31 December 2010	(10,904)	(8,928)	(19,832)
Arising during the year	(1,327)	(578)	(1,905)
Utilized	137	2,555	2,692
Unused amounts reversed	839	632	1,471
Exchange differences	166	4	170
At 31 December 2011	(11,089)	(6,315)	(17,404)

As at 31 December , the ageing analysis of current trade and other receivables is as follows:

Eur '000	Total	Neither past due nor impaired	Past due but not impaired
			< 30 days	30-59 days	60-89 days	90-179 days	180-359 days
2011
Trade receivables	93,648	83,900	7,405	1,344	381	275	343
Other receivables due from third parties	506	506
Total	94,154	84,406	7,405	1,344	381	275	343

16.	Cash and cash equivalents

2011
Eur '000
Cash at banks and on hand	45,733
Short-term deposits	18,674
64,407

Cash at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates.
For the purpose of the consolidated cash flow statement, cash and cash equivalents comprise the following at 31 December:

2011
Eur '000
Cash at banks and on hand	45,733
Short-term deposits	18,674
64,407
Bank overdrafts (Note 12.3)	(20,206)
44,201

At 31 December 2011, the Group had available 48,437 KEUR of undrawn committed borrowing facilities in respect of which all conditions precedent had been met.
Pledges of cash in order to fulfil collateral requirements for bank agreements amounts to 46,741 KEUR at 31 December 2011.

17.	Issued capital and reserves
Issued capital
Authorised shares issued and fully paid:
As at December 31, 2011 , the Company’s share capital amounts to 1,000 KEUR and is represented by 100 million ordinary and preferred shares having a par value of EUR 0.01 each divided as follows:

2011
Number (Thousands)
Ordinary shares of €0.01 each	1,250
Class A - Preferred shares of €0.01 each	19,750
Class B - Preferred shares of €0.01 each	19,750
Class C - Preferred shares of €0.01 each	19,750
Class D - Preferred shares of €0.01 each	19,750
Class E - Preferred shares of €0.01 each	19,750
100,000

The preference shares are classified as equity instruments according to IAS 32 as the Company has the option to redeem the shares subject to the conditions of applicable law and the definition of financial liability is not met because the issuer does not have a present obligation to transfer financial assets to the shareholders. However, the below order of priority should be followed:

➢	no class A preferred shares may be redeemed if the Company has at the time of redemption any class B preferred shares outstanding;

➢	no class B preferred shares may be redeemed if the Company has at the time of redemption any class C preferred shares outstanding;

➢	no class C preferred shares may be redeemed if the Company has at the time of redemption any class D preferred shares outstanding;

➢	no class D preferred shares may be redeemed if the Company has at the time of redemption any class E preferred shares outstanding;
To the extent that the Company declares a dividend in any financial year, any distributable profits shall be allocated in the following priority:

➢	first and exclusively to the holders of the preferred A shares an amount up to 0.2% of the par value of the preferred A shares for the full accounting year payable on a pro rata temporis;

➢	second and exclusively to the holders of the preferred B shares an amount up to 0.3% of the par value of the preferred B shares for the full accounting year payable on a pro rata temporis;

➢	third and exclusively to the holders of the preferred C shares an amount up to 0.4% of the par value of the preferred C shares for the full accounting year payable on a pro rata temporis;

➢	fourth and exclusively to the holders of the preferred D shares an amount up to 0.5% of the par value of the preferred D shares for the full accounting year payable on a pro rata temporis;
The distributions referred above are preferential dividends and any distributable profit remaining after deduction of preferential dividends shall be allocated to the holders of the Last Class of shares provided that all shareholders hold at least one share in the Last Class of Shares. In the events that not all the shareholders hold at least one share in the Last Class of Shares, any distributable profits shall be allocated pro rata to the holders of all shares without regards to the class to which they belong.
Other capital reserves
Other capital reserves include the fair value adjustments for interest free loans provided by the shareholders. The difference between fair value (determined as the present value of future cash flows using a market interest rate) and the nominal amount at the inception of the loan are treated as an equity contribution by the parent.
Other reserves
The available-for-sale (AFS) reserve records fair value changes on available-for-sale financial assets.
The foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements of foreign subsidiaries.
The cash flow hedge reserve records the gains or losses for the effective portion of commodity hedge transactions.

18.	Provisions

	Restructuring	Disputes & Contingencies	Other provisions	Total
	Eur '000	Eur '000	Eur '000	Eur '000
At 31 December 2010	635	5,741	287	6,663
Arising during the year	175	1,579	1,282	3,036
Utilized	(645)	(1,409)	(355)	(2,409)
Unused amounts reversed	—	(594)	(300)	(894)
Conversion difference	5	(56)	2	(49)
At 31 December 2011	170	5,261	916	6,347
Current 2011	170	2,105	600	2,875
Non-current 2011	—	3,156	316	3,472
	170	5,261	916	6,347

Provisions for disputes relate to various disputed direct and indirect taxes and to claims from suppliers and former employees. They were recognized mainly before acquisition date in the acquirees’ financial statements.

19.	Employee benefit liability
Retirement benefits
Depending on labour market conditions, legal requirements and tax legislation, the subsidiaries and their employees are obliged to make defined contributions (included in the social security contributions) into a separate entity, usually a pension fund managed by national authorities. The subsidiaries obligations are limited to the contributions paid and there is no legal or constructive obligation to pay further contributions if the fund does not hold sufficient assets to pay all employee benefits relating to employee service in the current and prior periods.

In accordance with IAS 19, the subsidiaries contributions relating to defined contribution plans are charged to the income statement in the year to which they relate.

Other long-term benefits
Employee benefit liability includes long-term benefits as jubilee or other long-service awards payable more than twelve months after the statement of financial position date. Benefits are generally based on wages and salaries and length of employment.
The amount recognised as a liability for other long-term employee benefits is equal with the present value of the defined benefit obligation at the end of the reporting period.

2011
Eur '000
At 1 January	2,622
Recognized in the income statement during the year	(460)
Exchange differences	(42)
At 31 December	2,160

20.	Trade and other payables
Trade and other payables (current)

2011
Eur '000
Trade payables	98,962
Related parties payables (Note 21)	555
Deposits on returnable packaging	40,868
Payroll and social security payables (current)	16,825
Tax payable, other than income tax	20,022
Deferred revenue	915
Other payables	7,435
185,582

Trade and other payables (non- current)

2011
Eur '000
Trade payables	5,248
Deferred revenue	4,243
9,491

Trade payables are non-interest bearing and are normally settled on 60-120 day terms. The non-current part of trade payables relates mainly to acquisition of commercial intangible assets -beer delivery rights for which the payments is spread over the periods of the contract (usually between 2 - 5 years) .
Deposits on returnable packaging represent the refund obligations in respect of deposits charged to the company’s customers for the use of its returnable packaging. It is calculated on the basis of deposit price and the number of bottles, crates and kegs in circulation.
Tax payable, other than income tax relates primarily to excises and value added tax.
Deferred revenue includes amounts received concerning subsequent years.

21.	Related party disclosures
The consolidated financial statements include the financial statements of Starbev Holdings S.à r.l. and the subsidiaries listed in the Note 1.

Related parties exercising the control
The following table provides the total amounts included in the income statement and statement of financial position regarding the transactions that have been entered into with the related parties:

	2011
EUR '000	Starbev LP	CVC European Equity V Limited
Interest Expenses	72,828	—
Interest Income	120	—
Administrative expenses (monitoring fees)	—	2,107
(put into one table)

	2011
EUR '000	Starbev LP	CVC European Equity V Limited
Loans received (Note 12.3)	642,323	—
Loans granted (Note 12.1)	5,232	—
Interests payables	151,642	—
Interests receivables	258	—
Trade and other payables (monitoring fees)	—	555

Compensation of key management personnel of the Group

2011
Eur '000
Short-term employee benefits	1,868
Total compensation paid to key management personnel	1,868

The amounts disclosed in the table are the amounts recognised as an expense during the reporting period related to key management personnel.

22.	Cash flow analysis

The purpose of the below table is to analyze the group cash flows between the normal recurring activity and what the Group considers as non recurring activity, which is mainly related to acquisition of subsidiaries & non controlling interest and related financing:

2011:	Total	Recurring activity	Non recurring activity
	Eur '000	Eur '000	Eur '000
Operating activities
Loss before tax from continuing operations	(46,783)	(46,783)	—
Loss before tax			—
Non-cash adjustment to reconcile profit before tax to net cash flows:	95,989	95,989	—
Depreciation and impairment of property, plant and equipment	15,020	15,020	—
Amortization and impairment of intangible assets	113	113	—
(Reversal of) impairment losses non cur & cur assets	(1,581)	(1,581)	—
Loss/(gain) on disposal of property, plant and equipment, intangible and other long -term assets	168,266	168,266	—
Finance (income)/costs	(742)	(742)	—
Movements in provisions, pensions and government grants			—
Working capital adjustments:	(7,196)	(7,196)	—
Decrease/(increase) in trade and other receivables	238	238	—
Decrease/(increase) in inventories	6,416	6,416	—
Increase/(decrease) in trade and other payables	229,740	229,740	—

Interest received	3,441	3,441	—
Interest paid	(39,589)	(39,589)	—
Income tax paid/received	(11,076)	(11,076)	—
Net cash flows from operating activities	182,516	182,516	—

Investing activities
Proceeds from sale of property, plant and equipment, intangible and other long -term assets	5,078	5,078	—
Purchase of property, plant and equipment, intangible and other long -term assets	(86,268)	(86,268)	—
Repayments of loans granted	52	52	—
Acquisition of subsidiaries, net of cash acquired	(340,550)	—	(340,550)
Net cash flows used in investing activities	(421,688)	(81,138)	(340,550)

Financing activities
Cash effect of other movements in equity	275	275	—
Acquisition of non-controlling interest	(7,416)	—	(7,416)
Payment of finance lease liabilities	(308)	(308)	—
Proceeds from borrowings	340,550	—	340,550
Repayment of borrowings	(186,320)	(111,320)	(75,000)
Cash financing cost other than interest	(11,592)	(11,592)	—
Dividends paid to non-controlling interests	(4)	(4)	—
Net cash flows from/(used in) financing activities	135,185	(122,949)	258,134

Net decrease in cash and cash equivalents	(103,987)	(21,571)	(82,416)
Net foreign exchange difference	(1,578)		—
Cash and cash equivalents at 1 January	149,766		—
Cash and cash equivalents at 31 December	44,201

23.	Commitments and contingencies

Operating lease commitments-Group as lessee
The group has entered into operating leases relating primarily to transport equipment (cars, trucks and forklifts) and warehouses and other commercial buildings. The leases typically run for periods of one to five years, with an option to renew the leases after that date. Lease payments are increased annually to reflect market rentals.

Future minimum rentals payable under non-cancellable operating leases as at 31 December 2011 are as follows:

2011
Eur '000
Within one year	3,266
After one year but not more than five years	4,795
More than five years	692
8,753

For the year ended at 31 December 2011, 6,614 KEUR was recognised as an expense in the income statement in respect of operating leases as lessee.
Operating lease commitments -Group as lessor
Future minimum rentals receivable under non-cancellable operating leases as at 31 December are as follows:

2011
Eur '000
Within one year	287
After one year but not more than five years	440
More than five years	32
759

For the year ended at 31 December 2011, 515 KEUR was recognised as an income in the income statement in respect of operating leases as lessor.
Finance lease and hire purchase commitments
The Group has entered into finance leases relating to transport equipment. The leases typically run for five years, with an option to purchase the assets at the end of the agreements.
Future minimum lease payments under finance leases and hire purchase contracts together with the present value of the net minimum lease payments are as follows:

		2011
	Minimum payments	Present value of minimum payments
	Eur '000	Eur '000
Within one year	124	120
After one year but not more than five years	89	86
More than five years	—	—
Total minimum lease payments	213	206
Less amounts representing finance charges	(7)	—
Present value of minimum lease payments	206	206

Purchase commitments
As of 31 December 2011, the Group has the following purchase commitments:
- capital commitments : 13,742 KEUR within one year, in the normal course of business;
- inventories: 57,879 KEUR , out of which 40,320 KEUR within one year and 17,559 KEUR between one and five years;
- other contractual commitments of various length in respect of productions, logistics , sales and IT services for which the cost related will be recognised as the services are received.

Letters of guarantee
The Group has provided the following letters of guarantees at 31 December :

2011
Eur '000
Guarantees given-customs guarantee relating to fiscal warehouses	8,769
Guarantees given-office building	51
Total	8,820

The Group has received the following letters of guarantees at 31 December :

2011
Eur '000
Guarantees received from customers for trade receivables (beer and packaging)	7,459

Tax contingencies
In the majority of the countries in which the Group operates, results reported to the tax authorities by an entity are provisional and subject to revision until such time as the tax authorities examine the books and records of the entity and the related tax returns are accepted as final. Therefore entities remain contingently liable for additional taxes and penalties, which may be assessed upon such examination.
Group management believes that it has paid or accrued all taxes, penalties and interest that are applicable.
Legal proceedings
During the year, the Group was involved in a number of legal proceedings arising in the ordinary course of business. In the opinion of management, there are no current legal proceedings or other claims outstanding which could have a material effect on the results or financial position of the Group and which have not been accrued or disclosed in these financial statements.

24.	Financial risk management, objectives and policies

The Group is exposed to market risk, credit risk and liquidity risk. The Group analyses each of these risks individually as well as connected, and defines strategies to manage the economic impact on the Group’s performance in line with its financial risk management policy.
The Group’s risk management strategies include the usage of derivatives. The Group contracts a loan from a bank syndicate having ING Bank NV, London Branch as facility agent, which require that the borrower shall enter into interest rate hedging and currency hedging transactions. Derivative instruments used by StarBev group include forward exchange contracts and interest rate caps and commodity forwards.

Market risk
Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. For StarBev group, market prices comprise mainly three types of risk: interest rate risk, currency risk and commodity price risk. Financial instruments affected by market risk include loans and borrowings, deposits, available-for-sale investments and derivative financial instruments, receivables and payables.
Interest rate risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to the Group’s long-term debt borrowings under syndicated bank loans with floating interest rates.
As of 31 December 2011, the structure of the Group borrowings with floating and fixed interest rates is presented below:

	Effective	Original	Balance	Floating
Floating rate	interest rate	CCY of loan	Eur '000	Interest reference
Loans due to banks (facility A, EUR loan)	13.09%	EUR	7,054	EURIBOR+4.25%
Loans due to banks (facility A, CZK loan)	9.24%	CZK	10,108	PRIBOR+4.5%
Loans due to banks (facility A, HUF loan)	16.77%	HUF	1,470	BUBOR+4.5%
Loans due to banks (facility B1, EUR loan)	8.61%	EUR	121,598	EURIBOR+4.75%
Loans due to banks (facility B1, CZK loan)	7.96%	CZK	55,093	PRIBOR+5%
Loans due to banks (facility B1, HUF loan)	16.04%	HUF	7,978	BUBOR+5%
Loans due to banks (facility B2, EUR loan)	8.75%	EUR	181,730	EURIBOR+5.75%
Loans due to banks (facility B2, CZK loan)	8.66%	CZK	35,051	PRIBOR+6%
Loans due to banks (facility B2, HUF loan)	16.85%	HUF	11,828	BUBOR+6%
Secured bank loan Croatia	5.06%	HRK	589	3M EURIBOR +3.7%
			432,499

	Effective	Original	Balance
Fixed interest rate	interest rate	CCY of loan	Eur '000
Starbev LP - Issued A PECs	11.94%	EUR	560,746
Starbev LP - Issued B PECs	10.35%	EUR	49,000
Starbev LP - Issued D PECs	3.88%	EUR	27,280
Starbev LP	3.88%	EUR	65
Starbev LP	3.88%	EUR	5,232
SDPO Notes	11.00%	EUR	265,550
			907,873

In order to manage the interest rate risk, the Group concluded interest rate cap contracts. Details about the interest rates cap instruments are presented in Note 12.
Interest rate sensitivity
StarBev exposure to increasing interest rates is mainly in EUR, CZK and HUF. The following table demonstrates the sensitivity to a reasonably possible change in interest rates on that portion of loans and borrowings. With all other variables held constant, the Group’s profit before tax is affected through the impact on floating rate borrowings as follows:

	Increase/decrease in basis points	Effect on profit before tax
Impact for 2012
Euro	50	(1,223)
Czech koruna	50	(405)
Hungarian Forint	100	(176)
Euro	(30)	734
Czech koruna	(30)	243
Hungarian Forint	(50)	88
Under the syndicated loan agreement, the group is able to choose the interest period between 3 months and 6 months. Management has decided to choose an interest period of 3 months starting with January 2012.
As at 31st December 2011, interest for the first three months of 2012 for the senior loans in place was already fixed. Therefore the calculation of the impact of floating interest rates only reflects 9 months of 2012 ( April- December 2012).
Foreign currency risk
Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s operating activities (when revenue or expense is denominated in a different currency from each entity’s functional currency) and the Group’s net investments in foreign subsidiaries.
The table below provides an indication of Group's main net foreign currency positions as regards commitments and transactions as of 31 December 2011:

Currency	Total assets	Total liabilities	Open position
	Eur '000	Eur '000	Eur '000
RON/EUR	104	(2,245)	(2,141)
RSD/EUR	3,673	(2,582)	1,092
HRK/EUR	5,364	(1,737)	3,627
BGN/EUR	3,882	(1,994)	1,889
CZK/EUR	16,877	(11,680)	5,196
HUF/EUR	516	(11,530)	(11,014)
			(1,351)

Using daily observable market data during 360 days at 31 December 2011, the group considers that volatility of FX is high on HUF, RON and CZK and moderate on RSD and HRK. Given the less significant position in CHF, GBP and USD sensitivity analysis was not performed vis-à-vis these currencies.
StarBev estimated the reasonably possible change of exchange rate against Euro of the currencies as follows :

Currency	Closing rate 31 December 2011	Possible closing rate volatility	Volatility of rates (%)
RON/EUR	4.3197	3.93 - 4.71	9.1%
RSD/EUR	104.6409	99.41 - 109.87	5.0%
HRK/EUR	7.5304	7.23-7.83	4.0%
BGN/EUR	1.9558	1.9558	—%
CZK/EUR	25.8000	23.74 - 27.86	8.0%
HUF/EUR	311.1300	268.35 - 353.91	13.8%

The following tables demonstrates the sensitivity to a reasonably possible change in the EUR/each other currency exchange rate, with all other variables held constant, of the Group’s profit before tax (due to changes in the value of monetary assets and liabilities denominated in currency other than the functional currency of each entity) and the Group’s equity (due to the impact of translating the net assets of foreign operations). The Group’s exposure to foreign currency changes for all other currencies is not material.

Currency	Change in FX rate	Effect on profit before tax	Effect on equity	Change in FX rate	Effect on profit before tax	Effect on equity
		Eur '000	Eur '000		Eur '000	Eur '000
RON/EUR	(9.1)%	214	10,479	9.1%	(179)	(8,731)
RSD/EUR	(5.0)%	(57)	7,877	5.0%	52	(7,127)
HRK/EUR	(4.0)%	(151)	1,169	4.0%	140	(1,079)
CZK/EUR	(8.0)%	(452)	8,399	8.0%	385	(7,155)
HUF/EUR	(13.8)%	1,756	(2,926)	13.8%	(1,331)	2,219
		1,310	24,997		(934)	(21,872)

The movement on the pre-tax effect is a result of a change in the value of monetary assets and liabilities denominated in EUR, where the functional currency of the entity is a currency other than EUR.
The table below shows the effect on profit before tax associated to the foreign currency risk from intragroup transactions ( loans, interest and management fees transacted between group entities that have different functional currencies):

Currency	Open position (31 December 2011)	Change in FX rate	Effect on profit before tax	Change in FX rate	Effect on profit before tax
	Eur '000		Eur '000		Eur '000
RON/EUR	(65,334)	(9.1)%	6,541	9.1%	(5,450)
RSD/EUR	(126,913)	(5.0)%	6,680	5.0%	(6,043)
HRK/EUR	(210,276)	(4.0)%	8,761	4.0%	(8,088)
CZK/EUR	(153,840)	(8.0)%	13,377	8.0%	(11,396)
HUF/EUR	(34,024)	(13.8)%	5,424	13.8%	(4,113)
	(590,388)		40,783		(35,089)

In order to mitigate the foreign currency risk from payments of syndicated loan instalments in foreign currencies, the Group contracted foreign currency forward contracts. The details related to FX forward contracts concluded and the requirements of syndicated loan for foreign currency risk mitigation are presented in note 12.
The table below shows the effect on profit before tax associated to the foreign currency risk from derivative contracts as of 31 December 2011:

Currency	Open position (31 December 2011)	Change in FX rate	Effect on profit before tax	Change in FX rate	Effect on profit before tax
	Eur '000		Eur '000		Eur '000
RON/EUR	11,250	(9.1)%	(1,126)	9.1%	938
RSD/EUR	16,500	(5.0)%	(868)	5.0%	786
HRK/EUR	17,250	(4.0)%	(719)	4.0%	663
	45,000		(2,713)		2,388

Commodity price risk
Commodity price risks are associated in particular with purchasing of cans (aluminium), malt (barley) and energy. Commodity price risk is addressed mainly by negotiating fixed price in supplier agreements. Commodity hedging using financial instruments is limited to the purchases of cans from the subsidiaries where the price under the purchase agreements is variable and based on the global market price of aluminium (London Metal Exchange, LME).
The total volume of aluminium purchased via financial instruments was approximately 1,322 tonnes at the end of 2011. Based on this volume, and considering the impact of the commodity hedging (deemed 100% effective), a 10% increase (decrease) in aluminium prices would impact equity positively (negatively) by 224 KEUR.
The details related to commodity forwards contracts concluded are presented in note 12.

Credit risk
Credit risk is the risk that counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily for trade receivables) and from its financing activities, including deposits with banks and financial institutions.
The Group monitors credit risk exposure closely and reviews any downgrade in credit rating immediately. The Group has credit policies in place to monitor the credit rating of customers and for the diversification of portfolio to reduce the credit risk. StarBev mitigates its exposure to counterparty credit risk through counterparty credit policies, diversification of counterparties and through credit limits setting.
The requirement for impairment is analysed at each reporting date on an individual basis for major clients. Additionally, a large number of minor receivables are grouped into homogenous groups and assessed for impairment collectively. The calculation is based on actually incurred historical data. The Group evaluates the concentration of risk with respect to trade receivables as low, as its customers are located in several jurisdictions and industries and operate in largely independent markets.
The carrying amount of financial assets net of impairment losses recognized, representing the maximum exposure to credit risk is presented below:

	Gross	Impairment	Net carrying amount
2011	Eur '000	Eur '000	Eur '000
Trade receivables	112,706	(17,388)	95,318
Other receivables due from third parties	671	(16)	655
Available for sale financial investments	197	—	197
Debt securities -held to maturity	20	—	20
Loans to employees	983	—	983
Loan to shareholders	5,232	—	5,232
Interests receivable due from shareholders loan	258	—	258
Cash and short-term deposits	64,407	—	64,407
	184,474	(17,404)	167,070

Liquidity risk
The table below summarizes the maturity profile of the Group’s contractual financial liabilities based on undiscounted future cash flows:

	Less than 3 months	3 to 12 months	1 to 5 years	> 5 years	Total
2011	Eur '000	Eur '000	Eur '000	Eur '000	Eur '000
Borrowings	20,236	40,483	665,046	642,323	1,368,088
Deferred consideration on acquisition	—	944	-	—	944
Trade & other payables	136,860	49,600	7,794	1,870	196,124
Interest payable	—	138	13,794	151,642	165,574
Future interest cash outflows	—	30,117	190,143	576,598	796,858
Financial liabilities-derivative contracts	—	2,849	878	—	3,727
Future cash flows- other financial liabilities	—	1,394	2,742	—	4,136
	157,096	125,525	880,397	1,372,433	2,535,451

With regards to the future interest cash flow associated with PECs issued to shareholders, the terms of the agreements provide for a maximum term of 10 years with semi-annual interest payment dates but with flexibility in payments of both the principal and interest, subject to the Group having sufficient funds available to settle its liabilities to all other creditors after any such payment. As a result the timing or amount of future cash flows is not possible to be estimated reliably and for the purpose of the above disclosure it was assumed that the payments will be made after 5 years.
Liquidity risk is the risk of the StarBev group failing to meet its contractual obligations due to insufficient liquidity. StarBev ’s approach is for funding and liquidity to be managed centrally by Group Treasury, which is responsible for ensuring adequate financial resources are in place in each of the operating members of the group.
As part of the syndicated loan agreement, the Group was granted by the banks syndicate a EUR 75m revolver available for use in various ways – overdraft, bank guarantees letters of credit etc. Based on Group Treasury’s assessment, several ancillary credit lines were carved-out from the group revolver and allocated to the countries for local usage. At the end of December 2011, EUR 49.44m were allocated as local lines within the countries, out of which EUR 27m was used, mainly through bank guarantees for excise tax guarantees obligations and/or office rent guarantees and cash withdrawn under cash pooling. The remaining revolver amounting to EUR 25.6 m is available for the group centrally serving as a liquidity back-up. Overall, as at 31 December 2011, the group had unused committed borrowing facilities in amount of EUR 48.4m.
For day to day liquidity management, the group also uses a cash pool which incorporates most of the group members. See Note 12 for further details.

Capital management
Management’s strategy and overall goal are to ensure a continued development and strengthening of the capital structure which supports profitable growth.
Management regularly assesses whether the Group’s capital structure is in the interest of the Group and its shareholders. Other than keeping the minimum statutory capital requirements in each different market, StarBev is not subject to any externally imposed capital requirements. The group considers net debt as being the most relevant component of funding and an essential part of its capital management. On a regular basis the group assesses total credit facilities, expected future cash flows and the net debt ratio as well as relevant bank covenants which are mainly related to the above mentioned figures and which are reported quarterly to the bank syndicate. The credit resources available and the access to unused committed credit facilities are considered reasonable in light of the Group’s current needs in terms of financial flexibility.
The group monitors every quarter a set of bank covenants required by the syndicated loan agreement, giving particular interest to the leverage ratio as defined in the Syndicated Loan agreement, being the ratio of consolidated net debt to consolidated EBITDA.
According to the terms of the Syndicated Loan agreement, this ratio is calculated only for consolidated figures of Starbev S.à r.l. and its subsidiaries as listed in Note 1. Net debt included in this calculation excludes subordinated loans (shareholder loans) and other bank/legal fees. As at 31 December 2011 the group had :

2011
Eur '000
Current borrowings	63,500
Non current borrowings	1,292,791
Cash and cash equivalents	(59,952)
Total net debt	1,296,339
Excluded items	(874,286)
Shareholder loans	(888,931)
Bank&legal fees current&non-current	14,645
Exchange rate impact (average rate vs closing rate )	2,076
Total Consolidated Net Debt	424,129

With a Consolidated Pro-Forma EBITDA as per the Syndicated Loan agreement definition of 234,500 KEUR , the group achieved a leverage ratio of 1.81: 1 against an imposed target of 2.85:1.

25.	Events after the reporting period

On April 3, 2012 Starbev L.P has signed a definitive agreement with Molson Coors Brewing Company to sell StarBev operations.